Annex A
AGREEMENT AND PLAN OF MERGER

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of October 12, 2010

among

UTAH INTERMEDIATE HOLDING CORPORATION,

UTAH MERGER CORPORATION

and

ULTICOM, INC.

Annex A - 1

Page

ARTICLE I	THE MERGER	1

Section 1.1	The Merger	1
Section 1.2	Closing	2
Section 1.3	Effective Time	2
Section 1.4	Effects of the Merger	2
Section 1.5	Certificate of Incorporation and By-laws of the Surviving Corporation	2
Section 1.6	Directors and Officers of the Surviving Corporation	2

ARTICLE II	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS, DEFERRED STOCK UNITS; RESTRICTED STOCK UNITS	2
Section 2.1	Conversion of Securities	3
Section 2.2	Exchange of Certificates	3
Section 2.3	Company Stock Options; Deferred Stock Units; Restricted Stock Units	5
Section 2.4	Adjustments	6

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	6
Section 3.1	Organization, Standing and Corporate Power	7
Section 3.2	Capitalization	7
Section 3.3	Authority; Non-Contravention	8
Section 3.4	Governmental Approvals	10
Section 3.5	Company SEC Documents; Undisclosed Liabilities; Internal Controls; NASDAQ Compliance	10
Section 3.6	Absence of Certain Changes	13
Section 3.7	Legal Proceedings	13
Section 3.8	Compliance With Laws; Permits	13
Section 3.9	Information Supplied	14
Section 3.10	Tax Matters	14
Section 3.11	Employee Benefits	15
Section 3.12	Labor	17
Section 3.13	Environmental Matters	18
Section 3.14	Intellectual Property	18
Section 3.15	Material Contracts	22
Section 3.16	Title to Assets and Properties	26
Section 3.17	Insurance	27
Section 3.18	Opinions of Financial Advisor	27
Section 3.19	Brokers and Other Advisors	27
Section 3.20	State Takeover and Dissent Statutes	28
Section 3.21	Foreign Corrupt Practices Act	28

Annex A - 2

(continued)

Page

Annex A - 3

(continued)

Page

Annex A - 4

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 12, 2010 (this “Agreement”), is among Utah Intermediate Holding Corporation, a Delaware corporation (“Parent”), Utah Merger Corporation, a New Jersey corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Ulticom, Inc., a New Jersey corporation (the “Company”).  Certain terms used in this Agreement are used as defined in Section 8.11.

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved and declared it advisable to enter into this Agreement and have approved the merger of Merger Sub with and into the Company with the Company being the surviving corporation, in accordance with the New Jersey Business Corporation Act (the “NJBCA”), on the terms and subject to the conditions provided for in this Agreement (the “Merger”);

WHEREAS, as a condition to Parent and Merger Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Comverse Technology, Inc., a shareholder of the Company (the “Principal Shareholder”), has entered into (i) a voting and support agreement (the “Voting Agreement”), dated as of the date hereof, pursuant to which, among other things, the Principal Shareholder has agreed to vote to adopt this Agreement and to take certain other actions in furtherance of the Merger, in each case on the terms set forth therein, and (ii) a share purchase agreement (the “Share Purchase Agreement”), dated as of the date hereof, pursuant to which, among other things, the Principal Shareholder has agreed to sell all of its shares of Company Common Stock (the “Principal Shareholder Shares”) to Parent on the terms set forth therein; and

WHEREAS, the board of directors of the Company has approved this Agreement, has determined that the consideration to be paid for each share of Company Common Stock in the Merger, other than the Principal Shareholder Shares (which shall be purchased by Parent immediately prior to the Merger and cancelled in the Merger), is fair to the holders of such shares, and has resolved to recommend that the shareholders of the Company adopt and approve this Agreement and the Merger upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of these premises, the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NJBCA, at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Annex A - 5

SECTION 1.2 Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 1.3 Effective Time.  Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the New Jersey Department of the Treasury, Division of Revenue, Business Services Bureau, a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the NJBCA (the “Certificate of Merger”).  The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4 Effects of the Merger.  The Merger shall have the effects set forth in Section 10-6 of the NJBCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

SECTION 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation.  As of the Effective Time, the certificate of incorporation and by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (subject to Section 5.7 hereof).

SECTION 1.6 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS;

Annex A - 6

EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS,
DEFERRED STOCK UNITS; RESTRICTED STOCK UNITS

SECTION 2.1 Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Sub or the Company:

(a) Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation.

(b) Any shares of Company Common Stock (“Shares”) that are owned by the Company as treasury stock, any Shares that are owned by any Subsidiary of the Company, and any Shares owned by Parent or Merger Sub or any Subsidiary of Parent or Merger Sub, which, for the avoidance of doubt, shall include the Principal Shareholder Shares, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Each issued and outstanding Share (other than Shares to be canceled in accordance with Section 2.1(b)) shall automatically be cancelled and cease to exist, and shall be converted into the right to receive an amount in cash equal to $2.33 (the “Merger Consideration”), payable to the holder thereof without interest upon surrender, in the manner provided in this Agreement, of the certificate (or book entry evidence of ownership) formerly representing such Share.

SECTION 2.2 Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of Shares, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.1(c).  Parent or Merger Sub shall deposit such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time.  Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent.  Any amounts in excess of the aggregate Merger Consideration, including, but not limited to, any interest or other income resulting from such investments, shall be paid to Parent or Merger Sub upon termination of the fund pursuant to Section 2.2(e) and shall be the property of Parent or Merger Sub.  Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this paragraph to the extent such losses have caused the amount of the funds on deposit with the Paying Agent to be less than the aggregate amount of Merger Consideration payable in respect of Shares for which payment has not theretofore been made.

(b) Exchange Procedures.  Promptly after the Effective Time (but in no event more than five business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares that were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that

Annex A - 7

delivery shall be effected, and risk of loss and title to such Shares shall pass, only upon proper delivery of the certificates (or evidence of shares in book entry form) which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be accompanied by all documents required to evidence and effect that transfer and (y) the Paying Agent shall be entitled to deduct any applicable Taxes from the Merger Consideration in accordance with Section 2.2(g), unless the Person requesting such payment shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.  Each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.2 the Merger Consideration into which the Shares have been converted pursuant to Section 2.1(c).  No interest shall be paid or accrued on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of Shares upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except for the right to receive the applicable Merger Consideration or as otherwise provided by applicable Law.  Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article II.

Annex A - 8

(e) Termination of Fund.  At any time following the six-month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes.  Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of Shares such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law.  To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.  The transmittal letters mailed pursuant to Section 2.2(b) shall include usual and customary documentation regarding backup withholding pursuant to Section 3406 of the Code.

SECTION 2.3 Company Stock Options; Deferred Stock Units; Restricted Stock Units.

(a) Prior to the Effective Time, the board of directors of the Company (or a duly authorized committee thereof) shall take all action as is reasonably necessary or appropriate to cause:

(i) each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an “Option”) to become fully vested immediately prior to the Effective Time and to terminate and be cancelled at the Effective Time, and each holder of an Option shall be entitled to receive in exchange therefor an amount in cash, if any, to be paid as soon as practicable (but in no event later than three business days) following the Effective Time by the Company, equal to the Option Consideration for each share of Company Common Stock that was subject to the Option immediately prior to such termination and cancellation; it being understood that Options with an exercise price that exceeds the per share Merger Consideration shall be cancelled and shall not be entitled to receive any Option Consideration; and

Annex A - 9

(ii) immediately prior to the Effective Time, (A) the deferral period with respect to each outstanding deferred stock award representing the right to receive shares of Company Common Stock at the end of such period (“DSA”) and (B) the restricted period and all restrictions and conditions with respect to each issued and outstanding share of restricted stock (“RSA”), in each case, to lapse or be deemed satisfied, and each DSA and RSA shall be deemed cancelled and terminated and converted into the right to receive from the Company as soon as practicable (but in no event later than three business days) following the Effective Time an amount in cash equal to the Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by such DSA or RSA (the “DSA/RSA Consideration”).

(b) Prior to the Effective Time, the board of directors of the Company (or a duly authorized committee thereof) shall take all action as is reasonably necessary or appropriate to terminate each of the Company Stock Plans as of the Effective Time and, subject to Section 409A of the Code and applicable Law, cause all rights under any Plan providing for the issuance or grant of any other interest subsequent to the Effective Time in respect of the Company Common Stock to be cancelled.

(c) The Company shall cause the payments called for under this Section 2.3 to be made as and when required by this Section 2.3.  Parent, the Surviving Corporation, the Paying Agent and the Company shall be entitled to deduct and withhold from the Option Consideration and DSA/RSA Consideration otherwise payable pursuant to this Section 2.3 to any holder of Options, DSAs or RSAs such amounts as may be required to be deducted and withheld with respect to the making of such payments under the Code, or under any provision of state, local or foreign Tax Law, and Parent and the Company shall make any required filings with and payments to the appropriate Governmental Authority relating to any such deduction or withholding.  To the extent that amounts are so deducted and withheld by Parent and the Company and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Options, DSAs or RSAs in respect of which such deduction and withholding was made by Parent and the Company.

SECTION 2.4 Adjustments.  Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the per share Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as disclosed in the numbered or lettered section of the disclosure schedule delivered by the Company to

Annex A - 10

Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, subsection of this Article to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosed exception)):

SECTION 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey and has all requisite corporate power and authority under the NJBCA to own or lease all of its properties and assets and to carry on its business as it is now being conducted as described in the Company’s Annual Report on Form 10-K filed on April 20, 2010 (the “Latest 10-K”).  Each Subsidiary of the Company is a corporation, société par actions simplifiée or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  The Company and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent complete and correct copies of (i) the certificate of incorporation and by-laws of the Company, as amended to the date of this Agreement (the “Company Charter Documents”), (ii) the organizational documents of each of its Subsidiaries, each as amended to the date of this Agreement, and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company (other than meetings and other proceedings held to discuss or take any actions in connection with the Merger and the other Transactions or in connection with any previous proposals with respect an acquisition or merger involving the Company).  Neither the Company nor any of its Subsidiaries is in violation or breach of any of the Company Charter Documents or the organizational documents of the Company’s Subsidiaries.

SECTION 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 2,500,000 shares of undesignated stock, no par value per share, of the Company (“Undesignated Stock”).  At the close of business on October 8, 2010, (i) 11,133,221 shares of Company Common Stock were issued and outstanding (of which 148,676 Shares were subject to RSAs credited to participants under their accounts under the Company Stock Plans), (ii) 478,728.77 shares of Company Common Stock were reserved for future issuance under the Company Stock Plans (of which 463,287 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans and 13,441.77 Shares were subject to DSAs credited to participants under their accounts under the Company

Annex A - 11

Stock Plans), and (iii) no shares of Company Undesignated Stock were issued or outstanding.  All Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  Since October 8, 2010, the Company has not issued any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, other than pursuant to Options, RSAs and DSAs referred to above that are outstanding as of the date of this Agreement and are set forth in Section 3.2(a) of the Company Disclosure Schedule (together with the applicable exercise prices relating thereto as of the date of this Agreement and, to the extent permitted to comply with applicable Plan requirements and consistent with past practice, estimated adjusted exercise prices after giving effect to the payment of the Contingent Dividend) or that are hereafter issued without violation of Section 5.1 hereof.

(b) Exhibit 21 to the Latest 10-K sets forth a true, correct and complete list of all Subsidiaries of the Company.  All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, and are owned directly or indirectly by the Company free and clear of Liens.  Other than the Subsidiaries of the Company set forth in Exhibit 21 to the Latest 10-K, (i) the Company does not have any Subsidiary or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person, and (ii) the Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.

(c) Except as described in Section 3.2(a), there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any securities or debt convertible into or exchangeable for capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement.

SECTION 3.3 Authority; Non-Contravention.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its board of directors and, except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

Annex A - 12

(b) The board of directors of the Company, at a meeting duly called and held, has (i) approved this Agreement, (ii) determined that the consideration to be paid for each Share in the Merger (which does not include the Principal Shareholder Shares) is fair to the holders of such Shares, (iii) declared it advisable and in the best interests of the Company and its shareholders, other than the Principal Shareholder whose Shares will be purchased by Parent immediately prior to the Merger and cancelled in the Merger, to consummate the Merger, and (iv) resolved to recommend, subject to Section 5.2 hereof, that the shareholders of the Company adopt this Agreement.

(c) Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor the consummation of the Share Purchase Transaction, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents, or (ii) assuming that the authorizations, consents and approvals of Governmental Authorities referred to in Section 3.4 are obtained, the filings referred to in Section 3.4 are made and the Company Shareholder Approval is obtained, (x) contravene, conflict with or violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries in any material respect, (y) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, or (z) require any consent or other action by any Person under, result in any breach under, violate or constitute a default, or an event that (with or without notice or lapse of time or both) would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled, under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, certificate, approval, authorization, instrument, contract, obligation or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound, except, in the case of clause (ii) above, for such breaches, violations or defaults as would not reasonably be expected to have a Company Material Adverse Effect.

(d) (i) The affirmative vote (in person or by proxy) at the Company Shareholders Meeting (or any adjournment or postponement thereof) of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement and (ii) the affirmative vote (in person or by proxy) at the Company Shareholders Meeting (or any adjournment or postponement thereof) of the holders of a majority of the outstanding shares of Company Common Stock, other than (A) the Principal Shareholder and its Affiliates, (B) Parent and its Affiliates, and (C) the Company and its Affiliates, in favor of the adoption of this Agreement (clauses (i) and (ii) collectively, the “Company Shareholder Approval”) are the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which are necessary or required to adopt this Agreement and approve the Transactions.

SECTION 3.4 Governmental Approvals.  Except for (a) the filing with the SEC of a proxy statement relating to the Company Shareholder Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of

Annex A - 13

NASDAQ, (b) the filing of the Certificate of Merger with the New Jersey Department of the Treasury, Division of Revenue, Business Services Bureau pursuant to the NJBCA, (c) the filing with the German Federal Cartel Office (Bundeskartellamt) and the granting of approval of the Transactions under the German Act against Restraints of Competition (GWB) (the “German Antitrust Approval”), and (d) any filings or compliance actions set forth in Section 3.4 of the Company Disclosure Schedule, no action by or in respect of, and no consents or approvals of, or filings, permits, authorizations, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such actions, consents, approvals, filings, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.5 Company SEC Documents; Undisclosed Liabilities; Internal Controls; NASDAQ Compliance.

(a) The Company has filed with or furnished to the SEC all required registration statements, prospectuses, reports, forms, statements, certifications and other documents required to be filed or furnished by the Company since October 30, 2009 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”), and all such Company SEC Documents in the form filed with the SEC are available on the SEC’s EDGAR website.  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”)) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), except as disclosed in Section 3.5(a) of the Company Disclosure Schedule, the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the rules and regulations of the SEC promulgated thereunder, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Subsidiaries of the Company is required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements of the Company included in the Company SEC Documents, including each Company SEC Document filed after the date of this Agreement until the Closing, (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) fairly present in all material respects the consolidated financial position of the Company and the Company’s Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the

Annex A - 14

Company and the Company’s Subsidiaries as at the dates and for the periods covered thereby (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

(c) Except as set forth on Section 3.5(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities which, if known, would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except Liabilities (i) reflected or reserved against on the unaudited consolidated balance sheet of the Company as of July 31, 2010 (such balance sheet, the “Balance Sheet”, and such date, “Balance Sheet Date”) (including the notes thereto) delivered to Merger Sub, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent in all material respects with past practice which are of the type which ordinarily recur and do not result from any breach of Contract, tort or violation of any applicable Law, or (iii) arising under or in connection with this Agreement.

(d) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure.  Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(e) The Company has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.  The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation prior to the date hereof that was completed as of September 13, 2010 to the Company’s auditors and the audit committee of the board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.  The Company has made available to Merger Sub a summary of any such disclosure made by management, based on their most recent evaluation prior to the date hereof that was completed as of September 13, 2010, to the Company’s auditors and the audit committee of the board of directors of the Company.  To the Company’s Knowledge, there is no fraud, whether or not material, that involves (i) any current employees of the Company or any of its Subsidiaries or (ii) except as set forth on Section 3.5(e) of the Company Disclosure Schedule, any former employees of the Company or any of its Subsidiaries whose employment terminated subsequent to July 31, 2005, in each case who have a role in the Company’s internal controls over financial reporting.

Annex A - 15

(f) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Since November 25, 2009, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Stock Market LLC (“NASDAQ”).

(h) Since October 30, 2009, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are true and correct as of the date of such certification.

(i) The Company has made available to Merger Sub copies of all documentation, if any, creating or governing, all securitization transactions, rights of a third party to receive future payments due to the Company or any Subsidiary, rights to make payments on behalf of the Company or any Subsidiary to any third party or joint venture, agreements to allow any third party to issue bankers’ acceptances or similar commercial paper based on third party invoices issued by the Company or any Subsidiary and other “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K of the SEC) or obligations to fund any third party vendor or extend credit to any third party that were entered into by the Company or its direct or indirect Subsidiaries.

(j) Except as disclosed in the Company’s definitive Schedule 14A filed on April 28, 2010 (the “Latest Schedule 14A”), there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(k) The Company has heretofore delivered to Merger Sub a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.  No “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) filed as an exhibit to the Company SEC Documents has been amended or modified, except for amendments or modifications so furnished or which have been filed as an exhibit to a subsequently dated Company SEC Document.  The Company has heretofore delivered to Merger Sub a complete and correct copy of any comment letters or similar correspondence received by the Company from the SEC for the Company’s three prior fiscal years and current fiscal year that are not available on the SEC’s EDGAR website.  The SEC has not provided comments to the Company in connection with any Company SEC

Annex A - 16

Documents that remain unresolved and are material.  To the Knowledge of the Company, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened.

SECTION 3.6 Absence of Certain Changes.

(a) Except as set forth on Section 3.6(a) of the Company Disclosure Schedule, since the Balance Sheet Date, the business of the Company and its Subsidiaries has been carried on and conducted in the ordinary course of business consistent with past practice and there has not been any event, change or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth on Section 3.6(b) of the Company Disclosure Schedule, since the Balance Sheet Date and through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action that would have been prohibited by Section 5.1 had this Agreement been in effect for such period.

SECTION 3.7 Legal Proceedings.  Except as set forth on Section 3.7 of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, material legal or administrative proceeding, litigation, petition, grievance, complaint, arbitration, claim, suit or action against or affecting the Company or any of its Subsidiaries or any present or former executive officer or director of the Company or any of its Subsidiaries in their capacity as such.  Except as set forth on Section 3.7 of the Company Disclosure Schedule, there is no material injunction, order, writ, judgment, ruling or decree imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority or arbitrator.  Except as set forth on Section 3.7 of the Company Disclosure Schedule, there have not been, nor are there currently pending, any material internal investigations or inquiries being conducted by the Company, the Company’s board of directors (or any committee thereof) or, at the request of any of the foregoing, by any third party concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues relating to the Company or any of its Subsidiaries.

SECTION 3.8 Compliance With Laws; Permits.

(a) Except as disclosed in the Latest 10-K and in the Company’s Quarterly Report on Forms 10-Q filed on June 9, 2010 and September 13, 2010 (collectively, and together with the Latest Schedule 14A, the “Filed Company SEC Documents”) and set forth on Section 3.8(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has complied in all material respects with and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, and no reasonable basis exists for any such violation of, all laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries.

(b) Except as set forth on Section 3.8(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries hold all material licenses, franchises, permits,

Annex A - 17

certificates, approvals and authorizations from, and since July 31, 2005 have made all filings with, Governmental Authorities necessary and/or legally required for the lawful conduct of their respective businesses (collectively, “Permits”).  Since July 31, 2005, the Company and its Subsidiaries have materially complied, and are now in material compliance, with the terms of all Permits, and all such Permits are valid and in full force and effect.  Except as disclosed in the Filed Company SEC Documents and set forth on Section 3.8(b) of the Company Disclosure Schedule, since July 31, 2005, neither the Company nor any of its Subsidiaries has received any written notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of Law or any Permit or failure to comply in any material respect with any term or requirement of any Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.  None of the material Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the Merger or any of the other Transactions.

SECTION 3.9 Information Supplied.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.4, the Proxy Statement will not, on the date the Proxy Statement is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 3.10 Tax Matters.  Except for those matters disclosed on Section 3.10 of the Company Disclosure Schedule: (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Income Tax Returns or other material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects; (ii) all income or other material Taxes (whether or not shown to be due on such Tax Returns) have been timely paid and each of the Company and its Subsidiaries has withheld and paid over to the appropriate Governmental Authority all material Taxes which it is required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party; (iii) neither the Company nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Income Tax Return or other material Tax Return which has not yet been filed; (iv) neither the Company nor any of its Subsidiaries has consented to extend to a date later than the date of this Agreement the time in which any Income Tax or other material Tax may be assessed or collected by any Governmental Authority; (v) no deficiency with respect to income or other material Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, which has not been fully paid or adequately reserved in the Balance Sheet; (vi) no audit or other administrative or court proceedings are being conducted or pending with any Governmental Authority with respect to income or other material Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received; (vii) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group of which the Company is the

Annex A - 18

common parent (the “Company Group”), or (B) has any Liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign Law) (other than members of the Company Group); (viii) neither the Company nor any of its Subsidiaries has distributed stock of another Person in a transaction that was intended to be governed by Code §355 in the two years prior to the date of this Agreement or as part of a plan in conjunction with the Transactions contemplated by this Agreement; (ix) neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, any “reportable transaction” for purposes of Treasury Regulation §1.6011-4(b) (including any “listed transaction” for purposes of Treasury Regulation §1.6011-4(b)(2)); (x) neither the Company nor any of its Subsidiaries is a party to any agreement, the principal purpose of which is to share or allocate Taxes between the Company or any of its Subsidiaries, on the one hand, and a third party, on the other hand; (xi) neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for any taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date; (xii) as of the date hereof, the Company is not a “United States real property holding corporation” within the meaning of Code Section 897(c); (xiii) there are no Liens for material Taxes upon any of the assets of the Company or its Subsidiaries except Liens for current Taxes not yet due and payable; and (xiv) since July 31, 2005, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or its Subsidiaries does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.

SECTION 3.11 Employee Benefits.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other material benefit or compensation plans, programs, agreements or arrangements, including, without limitation, bonus plans, employment, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination, retention or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability or hospitalization, medical insurance, life insurance and scholarship plans and programs, pension, retiree medical, supplemental retirement, profit sharing, termination, and indemnity, in each case, sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute or has any material Liability (each, a “Plan”); provided, that notwithstanding the foregoing, Section 3.11(a) of the Company Disclosure Schedule shall not contain any Plans mandated by applicable Law of any jurisdiction other than the United States that is maintained, sponsored or administered by a Governmental Authority (each a “Foreign Governmental Plan”).  Each Plan maintained on behalf of individuals residing or working inside the United States shall be referred to herein as a “Company US Plan”.  Each Plan (other than a Foreign Governmental Plan) maintained on behalf of individuals residing or working outside of

Annex A - 19

the United States shall be referred to herein as a “Company Foreign Plan”, and together with the Company US Plans, the “Company Plans”.  Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, none of the Company Plans is, and neither the Company nor any of its ERISA Affiliates has in the last six years maintained, contributed to, had an obligation to contribute to, or had any Liability in respect of, a Title IV Plan, and, to the Knowledge of the Company, no fact or event exists which would reasonably be expected to give rise to any such Liability.  Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, the Company has no obligation to provide, nor do any of the Company Plans provide, for post-employment health or life insurance benefits or coverage for any Person, except as specifically required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state Law and at the sole expense of such Person.

(b) True, correct and complete copies of the following documents, with respect to each of the Company Plans, have been made available or delivered to Parent by the Company, to the extent applicable: (i) all documents setting forth the terms of each Company Plan and all amendments thereto and any related trust documents, insurance policies or other Contracts governing administration or funding and any amendments thereto; (ii) the most recent Internal Revenue Service determination or opinion letters; (iii) the two most recent Forms 5500 and all schedules, financial statements and qualified accountant’s opinion thereto, (iv) the most recent summary plan descriptions and any summaries of material modifications thereto; (v) written descriptions of all material non-written agreements relating to each Company Plan; and (vi) the most recently prepared actuarial report and financial statement in connection with each Company Plan.

(c) Since July 31, 2005, the Company Plans have been maintained, funded and administered in accordance with their terms in all material respects and in material compliance with all provisions of ERISA, the Code and other applicable Law.  Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, since July 31, 2005, there are no audits, investigations or inquiries by any Governmental Authority pending or, to the Knowledge of the Company, threatened with respect to any Company Plan that are material individually or in the aggregate.  Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, since July 31, 2005, there are no claims, litigation or proceedings or other actions pending or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than routine claims for benefits in the normal course) that are material individually or in the aggregate.  No act or omission has occurred with respect to any Company US Plan that could give rise to the imposition on the Company or any of its Subsidiaries of any material fine, penalty, tax or related changes under Chapter 43 of the Code or under Section 409, 502(c), (i), or (l) or Section 4071 of ERISA.

(d) The Company US Plans intended to qualify under Section 401(a) of the Code have received a favorable determination letter from the Internal Revenue Service after Janauary 1, 2006, which takes into account the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) or has been submitted for a favorable determination or opinion letter under EGTRRA or is still within the EGTRRA remedial amendment period provided by Section 401(b) of the Code, and to the Knowledge of the Company, nothing has occurred with respect to the form or operation of such Company US Plans which would reasonably be expected to adversely affect the qualification of such Company US Plan.

Annex A - 20

(e) Except as set forth on Section 3.11(e) of the Company Disclosure Schedule, all contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to have been made under any of the Company Plans for all periods ending prior to or as of the Closing Date have been made by the due date thereof (including any valid extension) or properly accrued, except as would not reasonably be expected to result in a material Liability to the Company and its Subsidiaries.

(f) Except as set forth on Section 3.11(f) of the Company Disclosure Schedule, the Transactions (either alone or in combination with any other event) (i) will not cause the acceleration of vesting in, an increase in, an obligation to fund or payment of, any benefits or compensation under any Company Plan and (ii) will not result in any payments by the Company or any of its Subsidiaries that, individually or in the aggregate, will not be deductible under Section 280G of the Code.

(g) Any Company Plan that constitutes a “non-qualified deferred compensation plan” subject to Code Section 409A complies in all material respects with Code Section 409A with respect to its form and operation.

(h) (i) No Company Foreign Plan has any material unfunded or underfunded liabilities, (ii) neither the Company nor any Subsidiary has incurred any material Liability or obligation in connection with the termination of or withdrawal from any Company Foreign Plan, and (iii) no Foreign Plan has been declared to be fully or partially wound up, nor has any act or event occurred pursuant to which any such Company Foreign Plan could be ordered to be wound up, in whole or in part, by any Governmental Authority.  With respect to each Plan that is a Foreign Governmental Plan, the Company and its Subsidiaries have complied in all material respects with the terms, requirements, conditions and applicable Laws relating to each Foreign Governmental Plan, and neither the Company nor any Subsidiary are in default of their respective obligations under any Foreign Governmental Plan.  There are no audits, investigations, claims or proceedings that are pending, or to the Knowledge of the Company, threatened by any Governmental Body against the Company or any Subsidiary with respect to any Foreign Governmental Plan that are material individually or in the aggregate.

(i) Except as set forth on Section 3.11(i) of the Company Disclosure Schedule, each Company Plan can be amended, terminated or otherwise discontinued at any time without material Liability to Parent or the Company (other than ordinary administration expenses).

SECTION 3.12 Labor.

(a) Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, since July 31, 2005, the Company and its Subsidiaries have complied in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, including wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, WARN, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance, eligibility for and payment of overtime compensation, worker classification (including the proper classification of independent contractors and consultants), Tax withholding, collective

Annex A - 21

bargaining, immigration and harassment.  Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened, legal or administrative proceedings, litigation, petition, grievance, complaint, arbitration, claim, suit or action relating to employment or labor matters that could expose the Company or any of its Subsidiaries to material liability.

(b) Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is or has been within the last three years a party to any collective bargaining agreement or other agreements or arrangements with any labor union or works council applicable to individuals employed by the Company or any of its Subsidiaries, nor is any such agreement or arrangement being negotiated, nor, to the Knowledge of the Company, are there any such employees represented by a works council or a labor organization or activities or proceedings of any labor union to organize any such employees.

(c) There are no (i) strikes, work stoppages, lockouts or slowdowns pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, and no such strikes, work stoppages, lockouts, controversies or slowdowns have occurred in the last three years, or (ii) unfair labor practice charges or similar grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries.

(d) Section 3.12(d) of the Company Disclosure Schedule contains a true and complete list of all individuals who serve as employees of or consultants to the Company as of the date hereof, including each employee’s position, base compensation payable, bonus opportunity, date of hire, employment status and job classification (exempt or non-exempt) to each such individual.

SECTION 3.13 Environmental Matters.  Each of the Company and its Subsidiaries is and has been in material compliance with all Environmental Laws, which material compliance includes the possession by the Company or its Subsidiary of all material Permits and other material governmental authorizations required under Environmental Laws and material compliance with the terms and conditions thereof, including compliance triggered as a result of the Merger.  No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, is threatened by any Person relating to or alleging that the Company or any of its Subsidiaries is not in compliance in any material respect with any Environmental Law.

SECTION 3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of (i) each of the following included in the Company Intellectual Property:  (A) issued patents and pending patent applications; (B) trademark, domain name and service mark (collectively, “Mark”) registrations, applications for registration of Marks and material unregistered Marks; and (C) applications for registration of and registered copyrights, and (ii) all Company Products.  Section 3.14(a) of the Company

Annex A - 22

Disclosure Schedule also lists the record owner of each registered or applied for item of such Intellectual Property, the jurisdiction in which each such item of Intellectual Property has been registered or in which any such application has been filed, and the number and date of each such registration or application, as applicable.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property material to the conduct of the business of the Company and its Subsidiaries as currently conducted.

(c) No litigation or action before a Governmental Authority is pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, (i) challenging the ownership, enforceability, validity or use by the Company or any of its Subsidiaries of any Company Intellectual Property or Licensed Intellectual Property, or (ii) alleging that the Company or any of its Subsidiaries, or any Company Software or Company Product or the use thereof, is violating, misappropriating or infringing the Intellectual Property rights of any Person.  Since July 31, 2005, neither the Company nor any of its Subsidiaries has received any notification that a license under any other Person’s Intellectual Property that is not currently held by the Company or one of its Subsidiaries is or may be required to conduct their respective businesses.

(d) To the Knowledge of the Company, (i) no Person is violating, misappropriating or infringing any material Company Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted, the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith and the operation and use of the Company Software and Company Products, do not violate, constitute or result from a misappropriation of, or infringe the Intellectual Property of any other Person.

(e)  The Company or a Subsidiary of the Company is the exclusive owner of the entire and unencumbered (except as set forth in a Company IP Agreement) right, title and interest in and to the Company Intellectual Property, and the Company IP Agreements, and, subject to Section 3.14(d) (and the knowledge and materiality qualifiers contained therein), the Company or a Subsidiary of the Company has a valid right to use the Company Intellectual Property and Licensed Intellectual Property in the ordinary course of the business of the Company and its Subsidiaries as currently conducted, subject only to the terms of the Company IP Agreements.

(f) Neither the Company, any of its Subsidiaries, nor the business of the Company and its Subsidiaries is subject to any outstanding consent, settlement, decree, order, injunction, judgment, or ruling restricting the use of any Company Intellectual Property or Licensed Intellectual Property, or that would impair the validity or enforceability of such Intellectual Property. No university, Governmental Authority or other organization has sponsored research and development in connection with the business of the Company and its Subsidiaries, or has any claim of right to or ownership of or other Lien on any Company Intellectual Property or Licensed Intellectual Property. No research and development conducted

Annex A - 23

in connection with the business of the Company and its Subsidiaries was performed by a graduate student, university employee, or employee of any Governmental Authority.

(g) The Company Intellectual Property has not been adjudged invalid or unenforceable in whole or part and to the Knowledge of the Company, the Company Intellectual Property and Licensed Intellectual Property (which Licensed Intellectual Property is material to the Company or any of its Subsidiaries) is subsisting, valid, and enforceable.  The consummation of the Transactions will not result in the termination or impairment of any Company Intellectual Property or Licensed Intellectual Property.

(h) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other confidential Intellectual Property used in connection with the business of the Company and its Subsidiaries, including the source code for any Company Software.  Except as set forth on Section 3.14(h) of the Company Disclosure Schedule, to the Knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property used in connection with the business of the Company and its Subsidiaries by any Person; (ii) no employee, independent contractor, or agent of the Company or any of its Subsidiaries has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor, or agent of the business of the Company and its Subsidiaries; and (iii) no employee, independent contractor, or agent of the Company or any of its Subsidiaries is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement or contract relating in any way to the protection, ownership, development, use, or transfer of Intellectual Property.

(i) The Company or one of its Subsidiaries owns or has a valid right to access and use all computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company and its Subsidiaries (the “Company IT Systems”).  The Company IT Systems (i) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company and its Subsidiaries as currently conducted, and (ii) do not, to the Knowledge of the Company, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) disrupt or adversely affect the functionality of any Company IT Systems, except as disclosed in their documentation, or (B) enable or assist any Person to access without authorization any Company IT Systems.

(j) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry standards to secure the Company IT Systems from unauthorized access or use by any Person, and to ensure the continued, uninterrupted, and error-free operation of the Company IT Systems, including employing adequate security, maintenance, disaster recovery, redundancy, backup, archiving, and virus or malicious device scanning/protection measures.  To the Knowledge of the Company, no Person has gained unauthorized access to any Company IT Systems.

Annex A - 24

(k) To the Knowledge of the Company, the Company’s and its Subsidiaries’ operation of any websites used in connection with their respective businesses, and content thereof and data processed, collected, stored, or disseminated in connection therewith, does not violate any applicable Law.   The Company and its Subsidiaries (i) have obtained all necessary permits, approvals, consents, authorizations, or licenses to lawfully operate their websites and to use their data, and (ii) are operating their websites and using such data in accordance with the scope of such permits, approvals, consents, authorizations, or licenses.  The Company and its Subsidiaries have posted a privacy policy governing their use of data, and disclaimers of Liability on their websites, and have complied with such privacy policy in all material respects. There is no action, suit, proceeding or claim pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy, personal or confidentiality rights under any applicable Laws, and no valid basis exists for any such action, suit, proceeding or claim. With respect to all personal and user data gathered or accessed in the course of the operations of the Company and its Subsidiaries, the Company and its Subsidiaries have at all times taken commercially reasonable measures to ensure that such data is protected against loss and unauthorized access, use, modification, disclosure or other misuse, and to the Knowledge of the Company, there has been no unauthorized access to or other misuse of such data.

(l) The Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential Liability of another Person for infringement, misappropriation or violation of any Intellectual Property, in each case, other than pursuant to customer Contracts in the ordinary course of business.

(m) To the Knowledge of the Company, none of the Company Products or Company Software: (i) contains any virus, worm, trojan horse, other material known contaminant, bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Product or Company Software or any product or system containing or used in conjunction with such Company Product or Company Software; or (ii) fails to comply with any applicable warranty or other contractual commitment by the Company to a third party relating to the use, functionality, or performance of such Company Product or Company Software or any product, service or system containing or used in conjunction with, such Company Software.

(n) The Company and its Subsidiaries have obtained all approvals necessary for exporting the Company Products outside the United States and importing the Company Products into any country in which the Company Products are currently sold, licensed for use or otherwise distributed by or on behalf of the Company or its Subsidiaries, and all such approvals are valid, current and in full force and effect.

(o) No rights in the Company Software created by or for the Company or its Subsidiaries have been transferred to any third party except to the customers of the business of the Company and its Subsidiaries to whom the Company or one of its Subsidiaries has licensed such Company Software on a non-exclusive basis in the ordinary course of business. The Company or one of its Subsidiaries has the right to use all software development tools, library functions, compilers, and other third-party software that are material to the business of the Company and its Subsidiaries or that are required to operate or modify the Company Software.

Annex A - 25

(p) No Company Software created by or for the Company or its Subsidiaries has been licensed, distributed or otherwise made available as Open Source Software.  Except as set forth on Section 3.14(p) of the Company Disclosure Schedule, no Open Source Software was or is used in, incorporated into, derived from, dynamically linked to, or integrated, distributed or bundled with any Company Products (including Company Software created by or for the Company or its Subsidiaries embedded in such Company Products). With respect to any such items of Open Source Software, Section 3.14(p) of the Company Disclosure Schedule identifies the underlying Open Source Software, the Company IP Agreement governing the use of such Open Source Software, and the particular Company Products in which such Open Source Software is present.

(q) The Company and its Subsidiaries and the Company Products (including Company Software embedded in such Company Products) make no use of Open Source Software in a fashion that (i) requires the licensing, disclosure or distribution of any source code for Company Software created by or for the Company or its Subsidiaries or Company Products (other than source code that is Open Source Software) or Company Intellectual Property to licensees or any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing, sublicensing or distributing any Company Software created by or for the Company or its Subsidiaries or Company Products, (iii) except as specifically permitted by applicable Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any Company Software created by or for the Company or its Subsidiaries or Company Products, or (iv) requires the licensing of any Company Software created by or for the Company or its Subsidiaries or Company Products to any other Person for the purpose of making derivative works.

(r) Except as set forth on Section 3.14(r) of the Company Disclosure Schedule, no source code for any Company Software created by or for the Company or its Subsidiaries or Company Products has been delivered or licensed to any other Person, or is subject to any source code escrow or assignment obligation.  The consummation of the Transactions will not result in Merger Sub being bound by or subject to any non-compete or obligation to license Intellectual Property to any Person, covenant not to sue, or other restriction on the operation or scope of its business, which Merger Sub was not bound by or subject to prior to the Closing.

SECTION 3.15 Material Contracts.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts (arranged in clauses corresponding to the clauses set forth below) as of the date of this Agreement (each a “Company Material Contract”).  For purposes of this Agreement, “Material Contract” means any of the following categories of Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound:

(i) any joint venture, partnership, limited liability company, alliance and teaming or other similar agreement or arrangement relating to or respecting the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

Annex A - 26

(ii) any Contract or Contracts relating to or evidencing indebtedness in an amount in excess of $100,000, individually or in the aggregate, other than equipment leases entered into in the ordinary course of business that do not exceed $250,000 in the aggregate;

(iii) any Contract that limits or prohibits (or purports to limit or prohibit) the Company or any of its Subsidiaries or any Affiliate of the Company from (A) engaging or competing in any line of business or in any geographical locations, (B) making, selling or distributing any products or services or using, transferring, licensing, distributing or enforcing any Intellectual Property rights owned by the Company or any of its Subsidiaries, or (C) soliciting of the customers or employees of any Person;

(iv) any Contract between the Company or any of its Subsidiaries, on the one hand, and the top twenty (20) customers of the Company and its Subsidiaries, on the other hand, with respect to which the Company and its Subsidiaries recognized cumulative revenue during the twelve-month period ended July 31, 2010 (each such customer, a “Major Customer”, and each such Contract referenced in this Section 3.15(a)(iv), a “Major Customer Contract”);

(v) any Contract that contains any covenant of the Company granting any exclusivity rights or contains most favored customer pricing provisions;

(vi) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Major Customer, on the other hand, that contains any (A) material penalties imposed on the Company or any of its Subsidiaries for late delivery of the Company’s or any of its Subsidiaries’ products or breach of other performance obligations by the Company or any of its Subsidiaries, or (B) material penalties (other than standard warranty obligations agreed to by the Company in the ordinary course of business) imposed on the Company or any of its Subsidiaries associated with repairs, returns or quality performance of the Company’s or any of its Subsidiaries’ products or services;

(vii) any Contract (other than Plans) or purchase orders in the ordinary course of business) between the Company or any of its Subsidiaries, on the one hand, and the top twenty (20) suppliers of goods, products or components (including software) and/or services with respect to which the Company and its Subsidiaries made cumulative expenditures during the twelve-month period ended July 31, 2010 (each such supplier, a “Major Supplier”), on the other hand (each Major Supplier and the cumulative expenditures made by the Company and its Subsidiaries during the twelve-month period ended July 31, 2010 and paid to each such Major Supplier shall be set forth on Section 3.15(a)(vii) of the Company Disclosure Schedule);

(viii) (A) any material Contract between the Company or any of its Subsidiaries, on the one hand, and any sole source suppliers, on the other hand, (B) material original equipment manufacturer (OEM) Contracts, electronic manufacturing services (EMS) Contracts, original design and manufacturing supply (ODM) Contracts, third party logistics (3PL) Contracts, transportation Contracts, and other contract manufacturing Contracts, or any other material Contract that licenses or otherwise authorizes any Person to design, manufacture, reproduce, develop or modify the products, software, services or technology of the Company and its Subsidiaries (other than standard form customer agreements covering the Company Products

Annex A - 27

and sample code relating thereto entered into in the ordinary course of business); (C) any material distribution and vendor Contracts, and all Contracts related thereto; or (D) any material ERP hosting Contracts;

(ix) Contracts (A) that contain any “take or pay” or volume commitment provisions binding the Company or any of its Subsidiaries, or (B) that contain provisions granting any rights of first refusal, rights of first negotiation or similar rights to any Person other than the Company in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole;

(x) any Contract (or series of related Contracts) involving the acquisition or disposition by the Company or any of its Subsidiaries, directly or indirectly (by merger, consolidation, purchase or sale of stock, purchase or sale of assets, license or otherwise), of assets or capital stock or other equity interests of another Person (including joint venture, partnership or other similar agreements) not in the ordinary course of business;

(xi) any Contract relating to an acquisition, divestiture, merger, license or similar transaction and containing representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), whether or not disputed, that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $100,000;

(xii) (w) licenses of Intellectual Property by the Company or any of its Subsidiaries to any third party other than in customer agreements entered into in the ordinary course of business, (x) licenses of Intellectual Property by any third party to the Company or any of its Subsidiaries other than in customer agreements entered into in the ordinary course of business, (y) Contracts between the Company or any of its Subsidiaries, on the one hand, and any third party, on the other hand, relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet websites other than, in each case, in customer or non-material vendor agreements entered into in the ordinary course of business and (z) consents, settlements, decrees, orders, injunctions, judgments, or rulings governing the use, validity, or enforceability of Company Intellectual Property, in each case of (w)-(z) other than commercially available off-the-shelf computer software (excluding Open Source Software) licensed pursuant to shrink-wrap or click-wrap licenses;

(xiii) any Contract (or series of related Contracts) with any agency or department of the United States federal government for the purchase of goods and/or services from the Company or any of its Subsidiaries;

(xiv) any Contract containing a guarantee or assumption of other obligations of any third party or reimbursement of any maker of a letter of credit, except for Contracts entered into in the ordinary course of business consistent with past practice which agreements relate to obligations which do not individually exceed $500,000;

(xv) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of the capital stock or other securities of the

Annex A - 28

Company or any of its Subsidiaries or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts conforming to the standard forms of option and restricted stock unit agreement under the Company Option Plans (notwithstanding any variation in terms related to vesting schedules, performance criteria, number of shares and other terms specific to an individual’s grant);

(xvi) any Contract that prohibits (A) the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, (B) the pledging of the capital stock of the Company or any of its Subsidiaries or (C) the issuance of guarantees by any Subsidiary of the Company;

(xvii) any employment, service or consulting Contract or arrangement with any (A) current executive officer of the Company or member of the Company’s board of directors, and any employment, service or consulting Contract or arrangement with any other employee of the Company or its Subsidiaries that provides for at least $100,000 in base compensation, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without Liability or financial obligation to the Company or any of its Subsidiaries and (B) former executive officer of the Company pursuant to which any material Liability of the Company remains outstanding;

(xviii) any Contract (other than a Plan) not otherwise described in this Section 3.15 which has aggregate future sums due from the Company or any of its Subsidiaries in excess of $500,000 and is not terminable by the Company or any such Subsidiary (without penalty or payment) on ninety (90) or fewer days’ notice; and

(xix) any settlement agreement entered into by the Company or, to the extent possessed by or available to the Company, by any current or former executive officer within five (5) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s employment or independent contractor’s service arrangement with the Company, or (B) settlement agreements with Persons other than Governmental Entities for cash only (which has been paid) that do not exceed $100,000 as to such settlement.

(b) The Company has made available to Parent, as of the date of this Agreement, true and correct copies of each Company Material Contract (including all amendments, modifications, extensions, renewals or guarantees with respect thereto).

(c) Each Company Material Contract is in full force and effect, is valid and binding on the Company or its Subsidiaries party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (ii) none of the Company or its Subsidiaries and, to the Knowledge of the Company, any other party thereto, is in breach or default under the terms of any such Company Material Contract.  Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under, or repudiation of, any Company Material Contract by any other party thereto.  Except as set forth on Section

Annex A - 29

3.15(c) and Section 3.11(f) of the Company Disclosure Schedule, neither the Company’s entering into this Agreement nor the consummation of the Merger or any of the other Transactions or the Share Purchase Transaction shall give rise to, or trigger the application of, any notice or consent requirement, any “change of control” or any material rights of any third party or any material obligations of the Company or any of its Subsidiaries under any Company Material Contract that would come into effect upon the consummation of the Merger or any of the other Transactions or the Share Purchase Transaction.

(d) Section 3.15(d) of the Company Disclosure Schedule sets forth each Major Customer and the revenues received from the sale of products or services to each such Major Customer during the twelve-month period ended July 31, 2010.  During the last twelve (12) months, except as set forth on Section 3.15(d) of the Company Disclosure Schedule, none of the Major Customers has terminated or failed to renew or informed the Company in writing of any intention to materially reduce purchases under any of its Major Customer Contracts and neither the Company nor any of its Subsidiaries has received any notice of termination or experienced any such material reduction in purchases from any of the Major Customers.  There are no outstanding material disputes between the Company or its Subsidiaries, on the one hand, and any Major Customer, on the other hand.

(e) There are no outstanding material disputes between the Company or its Subsidiaries, on the one hand, and any Major Supplier, on the other hand.

SECTION 3.16 Title to Assets and Properties.

(a) The Company and each of its Subsidiaries has good and valid title to all their respective material assets and properties (including those shown on the Balance Sheet) which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except assets and properties which are no longer used or useful in the conduct of their businesses and those assets and properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent in all material respects with past practice), free and clear of all Liens, except for (x) Permitted Liens; (y) mortgages deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company included in the Filed Company SEC Documents; and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted.  All properties used in the operations of the Company’s business are reflected on the Balance Sheet to the extent required under GAAP to be so reflected.  The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof; provided, that no representation is made in this Section 3.16 regarding Intellectual Property.

(b) Neither the Company nor any of its Subsidiaries owns any real property.  Section 3.16(b) of the Company Disclosure Schedule is a complete and correct list of all material

Annex A - 30

real property and interests in real property leased by the Company or any of its Subsidiaries (each such property or interest, a “Leased Real Property”).  With respect to Leased Real Property, (i) the Company or its Subsidiary, as applicable, has a valid leasehold interest in such Leased Real Property free and clear of all Liens (other than Permitted Liens), and (ii) neither the Company nor its Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof or collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein. The Company has delivered to Merger Sub true, correct and complete copies of all leases, subleases and other Contracts under which the Company and/or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all modifications, amendments and supplements thereto.

SECTION 3.17 Insurance.  Section 3.17 of the Company Disclosure Schedule sets forth a correct and complete list of all material insurance policies maintained by the Company or any of its Subsidiaries (the “Policies”).  The Policies (i) have been issued by insurers which, to the Knowledge of the Company, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (iii) are in full force and effect.  Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies.  No written notice of cancellation or termination has been received by the Company with respect to any of the Policies.  Except as set forth on Section 3.17 of the Company Disclosure Schedule, there is no material claim pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

SECTION 3.18 Opinions of Financial Advisor.  The board of directors of the Company has received an opinion of Duff & Phelps, LLC, dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Company’s shareholders in the Merger for the Shares, which does not include the Principal Shareholder Shares (which shall be purchased by Parent immediately prior to the Merger and cancelled in the Merger), is fair to such holders from a financial point of view.  The board of directors of the Company has received a solvency opinion of Duff & Phelps, LLC, dated the date of this Agreement, to the effect that after giving effect to the Contingent Dividend: (i) the fair valuation and present fair saleable value of the Company’s assets will exceed its liabilities, including all contingent and other liabilities; (ii) the Company will not have an unreasonably small amount of capital for the businesses in which it is engaged or in which Company management has indicated it intends to engage; and (iii) the Company will be able to pay its debts and liabilities, including (A) all Liabilities contingent or otherwise, as they mature and become due, and (B) all debts as they become due in the usual course of the Company’s business.

SECTION 3.19 Brokers and Other Advisors.  Section 3.19 of the Company Disclosure Schedule sets forth each payee of Company Transaction Expenses and a reasonable, good faith estimate of the Company Transaction Expenses payable to each such payee.  Except

Annex A - 31

for the payees named on Section 3.19 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, or other Company Transaction Expenses in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 3.20 State Takeover and Dissent Statutes.

(a) Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8, as of the date hereof, neither the New Jersey Shareholders Protection Act (N.J.S.A. 14A:10A-1 et seq.) nor the Company Charter Documents prohibit the Company from entering into this Agreement or effectuating the Transactions.  To the Knowledge of the Company, no other state anti-takeover statute or similar statute or regulation applies to the Merger.

(b) No shareholder of the Company is entitled to dissent to, or seek or perfect appraisal rights with respect to, the Merger and/or the Share Purchase Transaction pursuant to the NJBCA or, to the Knowledge of the Company, other applicable Law.

SECTION 3.21 Foreign Corrupt Practices Act.  Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the Knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, or made any other payment in violation of applicable Law in any material respect.  The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

SECTION 3.22 Export Control Laws.  Since July 31, 2005, the Company and each of its Subsidiaries has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing, since July 31, 2005: (a) the Company and each of its Subsidiaries has obtained all material export licenses and other material approvals required for its exports of products, software and technologies from the United States; (b) the Company and each of its Subsidiaries is in material compliance with the terms of all applicable export licenses or other approvals; (c) there are no material pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals; and (d) no material consents or approvals for the transfer of export licenses to Merger Sub are required, except for such consents and approvals that can be obtained expeditiously without material cost.

Annex A - 32

SECTION 3.23 Consent Decrees.  Section 3.23 of the Company Disclosure Schedule sets forth a list of all material consent decrees to which the Company or any of its Subsidiaries is subject and any material voluntary agreements with any Governmental Authority resulting from any civil, criminal or administrative actions, suits, claims, hearings, investigations or proceeding by any Governmental Entity that impose any continuing duties on the Company, including any additional reporting or monitoring requirements.

SECTION 3.24 Product Liability and Recall.

(a) The materials, products and services distributed or marketed by the Company and each of its Subsidiaries have made all material disclosures to users or customers required by applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect, except, in each case, as would not reasonably be expected to result in material Liability to the Company.

(b) Neither the Company nor any of its Subsidiaries has any material Liability (and, to the Knowledge of the Company, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability) arising out of any injury to individuals or property as a result of the license or use of any product of the Company or any of its Subsidiaries.

(c) There are no pending internal investigations, material external investigations for which the Company has received notice, other external investigations for which the Company has received written notice, or voluntary or involuntary recalls, of any product of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, has it received any notifications from any third party or Governmental Authority that might give rise to any potential investigation, or the recall, of any product of the Company or any of its Subsidiaries. Each product that is sold or licensed by the Company or any of its Subsidiaries is designed and manufactured, and functions or operates, in all material respects in accordance with such product’s design or specifications, and in accordance with applicable product safety or regulatory requirements.

SECTION 3.25 No Company Rights Plan.  The Company is not a party to, and its not otherwise obligated or bound by, any shareholder rights plan or similar plan entitling its existing shareholders to acquire additional capital stock of the Company as a result of the Merger or any of the other Transactions or the Share Purchase Transaction.

SECTION 3.26 Dividends.  Any and all dividends declared by the board of directors of the Company and/or paid by the Company or any of its Subsidiaries since January 1, 2007 have complied with the NJBCA and, except as would not reasonably be expected to result in a material Liability to the Company or materially impair, prevent or delay the ability of the Company to consummate the Merger and the other Transactions, all other applicable Laws.  The Contingent Dividend was declared, and when paid will be, in each case, in compliance with the NJBCA and, except as would not reasonably be expected to result in a material Liability to the Company or materially impair, prevent or delay the ability of the Company to consummate the Merger and the other Transactions, all other applicable Laws.

Annex A - 33

SECTION 3.27 No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company:

SECTION 4.1 Organization.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.2 Authority; Non-contravention.

(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement and the Share Purchase Agreement, to perform its obligations hereunder and thereunder and to consummate the Transactions and the Share Purchase Transaction.  The execution, delivery and performance by Parent of this Agreement and the Share Purchase Agreement, and the consummation by Parent of the Transactions and the Share Purchase Transaction, have been duly authorized and approved by its boards of directors.  Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Merger Sub of this Agreement, and the consummation by Merger Sub of the Transactions, have been duly authorized and approved by its boards of directors and adopted by Parent as the sole shareholder of Merger Sub.  No other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions.  No other corporate action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of the Share Purchase Agreement and the consummation by Parent of the Share Purchase Transaction.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The Share Purchase Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery thereof by the Principal Shareholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Annex A - 34

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions of this Agreement or by Parent with any of the terms or provisions of the Share Purchase Agreement, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and Section 4.3 are obtained and the filings referred to in Section 3.4 and Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or Merger Sub in any material respect, or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, except, in the case of clause (ii) above, for such violations or defaults as would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or, in the case of Parent, under the Share Purchase Agreement or prevent or materially delay consummation of the Transactions or the Share Purchase Transaction or otherwise have a material adverse effect on Parent or Merger Sub.

SECTION 4.3 Governmental Approvals.  Assuming the accuracy of the representations and warranties set forth in Section 3.4 of this Agreement, except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of NASDAQ, (ii) the filing of the Certificate of Merger with the New Jersey Department of the Treasury, Division of Revenue, Business Services Bureau pursuant to the NJBCA, (iii) the filing with the German Federal Cartel Office (Bundeskartellamt) and the granting of German Antitrust Approval, and (iv) such other filings and notifications required to be made by Parent or Merger Sub under, and compliance with other applicable requirements of, Laws applicable to Parent or Merger Sub, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub, or of the Share Purchase Agreement by Parent, or the consummation by Parent and Merger Sub of the Transactions and by Parent of the Share Purchase Transaction, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or the ability of Parent to perform its obligations under the Share Purchase Agreement or prevent or materially delay consummation of the Transactions or the Share Purchase Transaction or otherwise have a material adverse effect on Parent or Merger Sub.

SECTION 4.4 Information Supplied.  The information supplied (or to be supplied) by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will not, on the date the Proxy Statement is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4.5 Sufficiency of Funds; Capital Resources.

(a) Parent has delivered to the Company a true, correct and complete copy, as of the date of this Agreement, of an executed commitment letter (the “Equity Commitment

Annex A - 35

Letter”), dated as of the date of this Agreement, from Platinum Equity Capital Partners II, L.P. (“Platinum”) to provide an aggregate amount up to $22,000,000 in equity financing (the “Equity Financing”) in cash to Parent and Merger Sub to enable Parent and Merger Sub to pay (i) the amounts required to be paid hereunder for (A) the aggregate Merger Consideration and (B) the aggregate Option Consideration and DSA/RSA Consideration and (ii) the amounts required to be paid under the Share Purchase Agreement as “Cash Purchase Price” at the closing of the transactions under the Share Purchase Agreement for the purchase of the shares of Company Common Stock owned by the Principal Shareholder (the obligations described in clauses (i) and (ii) shall be collectively referred to as the “Parent Obligations”).  The Equity Commitment Letter (x) constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and Platinum, (y) contains all of the conditions precedent to the obligations of Platinum to make the Equity Financing contemplated thereunder available to Merger Sub and (z) is enforceable by the Company as a third party beneficiary against each of Parent, Merger Sub and Platinum.

(b) After giving effect to the amounts to be funded under the Equity Financing, Parent and Merger Sub collectively will have at the time such payments are required to be made hereunder and under the Share Purchase Agreement sufficient cash resources available to pay for the Parent Obligations.  Parent and Merger Sub acknowledge and agree that the obtaining of any financing is not a condition precedent to the obligation of Parent and Merger Sub to consummate the Merger.

SECTION 4.6 Brokers and Other Advisors.  No broker, investment banker,  financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates for which any holders of Shares, Options, DSAs or RSAs could be liable following the Effective Time.  As of the date of this Agreement, Parent and Merger Sub, together with their Affiliates, beneficially own less than 10% of the issued and outstanding Company Common Stock.

SECTION 4.7 Other Matters.  Notwithstanding anything to the contrary, each of Parent and Merger Sub acknowledges and agrees that (a) neither the Company nor any Person on behalf of the Company is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article III hereof, and (b) none of Parent or Merger Sub has been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article III of this Agreement.  Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Sub or any of their respective representatives.

SECTION 4.8 Share Ownership.  Neither Parent nor Merger Sub owns any shares in the capital stock of the Company, or, except pursuant to the transactions contemplated by this Agreement, the Share Purchase Agreement and the Voting Agreement, is, or was prior to October 12, 2010:

Annex A - 36

(a) the beneficial owner, directly or indirectly, of 10% or more of the Company Common Stock; or

(b) an affiliate or associate of the Company and at any time within the five-year period immediately prior to the date of this Agreement was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the Company.

For the purpose of this Section 4.8, the terms “affiliate”, “associate” and “beneficial owner” shall have the meanings set forth in the New Jersey Shareholders’ Protection Act (N.J.S.A. 14A:10A-3).

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 5.1 Conduct of Business.  Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or as set forth in Section 5.1 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in a manner consistent with past practices, in all material respects in the ordinary course of business, and in material compliance with applicable Laws, (y) preserve intact the material aspects of its business organization and business relationships, and (z) use commercially reasonable efforts to keep available the services of its current officers and key employees and preserve the goodwill of the Company and its Subsidiaries, taken as a whole.  The Company shall not, and shall cause each of its Subsidiaries not to:

(a) issue, transfer, deliver, dispose of, pledge, encumber, sell or grant any shares of its capital stock or any other of its equity or voting securities or other ownership interests, or any securities, warrants, options or other rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or any other of its equity or voting securities or other ownership interests; provided, that the Company may issue shares of Company Common Stock required to be issued upon exercise or settlement of Options, DSAs or RSAs outstanding on the date of this Agreement and disclosed to Merger Sub in accordance with the terms of the applicable Company Stock Plan or Plan in effect on the date of this Agreement;

(b) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or any other of its equity or voting securities or other ownership interests, or any rights, warrants or options to acquire any shares of its capital stock or any other of its equity or voting securities or other ownership interests, except in connection with withholding to satisfy Tax obligations with respect to Options, acquisitions in connection with the forfeiture of equity awards or acquisitions in connection with the net exercise of Options in accordance with the terms of the applicable Company Stock Plan or Plan in effect on the date of this Agreement;

Annex A - 37

(c) other than the Contingent Dividend, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or any other of its equity or voting securities or other ownership interests (other than dividends or distributions payable by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company);

(d) split, combine, subdivide or reclassify any shares of its capital stock;

(e) (i) incur any indebtedness for borrowed money (excluding (x) any letters of credit issued in the ordinary course of business consistent with past practice and (y) inter-company indebtedness among the Company and its Subsidiaries in the ordinary course of business consistent with past practice); (ii) issue, sell or amend or accelerate the conversion of any debt securities or warrants (including any convertible debt securities) or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic affect of any of the foregoing; (iii) make any loans, advances or capital contributions to, or investment in or loans to, any other Person, other than the Company or any of its direct or indirect wholly-owned Subsidiaries; (iv) forgive or make any loans to any employees, officers or directors of the Company or its Subsidiaries or any of their respective Affiliates; or (v) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in exchange rates;

(f) sell, lease, license, pledge, encumber or otherwise dispose of (i) any of the Company’s or its Subsidiaries’ material properties or material assets other than sales or licenses of products in the ordinary course of business, or (ii) any Subsidiary of the Company;

(g) sell, assign, license, sublicense, abandon, permit to lapse, fail to otherwise protect its rights in, or otherwise transfer or dispose of any of its material technology or Intellectual Property (except for nonexclusive licenses made in the ordinary course of business consistent in all material respects with its past practices) or acquire any Intellectual Property (or any license thereto) from any third party (other than licenses of commercially available software) or transfer or provide a copy of any source code of the Company to any Person other than (i) to employees or consultants of the Company or any of its Subsidiaries who have a reasonable need to access such source code in the course of performance of their duties for the Company or any such Subsidiary or (ii) pursuant to customer agreements that are in existence on the date hereof or that are entered into hereafter in the ordinary course of business containing licenses of Intellectual Property, if any, consistent with past practice;

(h) subject to Section 5.2, disclose any Confidential Information other than pursuant to confidentiality agreements that preserve all rights of the Company and its Subsidiaries in such Confidential Information;

(i) make capital expenditures or other expenditures with respect to property, plant or equipment outside the ordinary course of business, consistent with past practice;

Annex A - 38

(j) make any acquisition of (i) any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof (including by merger, consolidation or acquisition of stock or assets or any other business combination) or (ii) any assets outside the ordinary course of business consistent with past practice;

(k) except as required by applicable Law or any Plan in existence as of the date hereof or set forth on Section 5.1(k) of the Company Disclosure Schedule, (i) establish, adopt or amend any collective bargaining agreement, change of control or severance agreement or plan, (ii) establish, adopt, enter into or amend any Plan, consulting, retention or employment agreement, (iii) pay any bonus, increased salary, severance, retention or special remuneration or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, executives, employees or consultants, (iv) terminate any employee of the Company or any of its Subsidiaries except for cause, due to action or inaction of the employee, as determined in good faith by the Company in its reasonable discretion or (v) engage in any employee terminations, layoffs or other actions that could trigger liability under WARN (excluding any Liability arising out of or relating to or as a result of any actions taken by Parent or any of its Affiliates on or after the Closing);

(l) cancel, amend, violate, breach or modify in any material respect, or terminate, or waive any material right or remedy under, any Company Material Contract, or enter into any Material Contract, in each case, other than in the ordinary course of business consistent with past practice;

(m) enter into, renew or extend any agreements or arrangements that contains covenants that materially limit or restrict the Company, any of its Subsidiaries, or any of their respective successors from engaging or competing in any business that is material to the business currently conducted by the Company and its Subsidiaries, taken as a whole, or any currently contemplated lines of business, with any Person in any geographic area for any period of time, other than in the ordinary course of business consistent with past practice;

(n) amend the Company Charter Documents or any of the organizational documents of its Subsidiaries;

(o) settle or compromise any suit, action, claim, proceeding, investigation or arbitration, other than compromises, settlements or agreements that involve only the payment of monetary damages not in excess of $250,000 individually or $500,000 in the aggregate, without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(p) fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage consistent in all material respects with respect to the assets, operations and activities of the Company and its Subsidiaries as are currently in effect;

Annex A - 39

(q) authorize, recommend, adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(r) make or change any material Tax election or material method of Tax accounting, settle or compromise any material Tax Liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Income Taxes other than in the ordinary course of business, enter into any material closing agreement with respect to any Income Tax or surrender any right to claim a material Tax refund;

(s) make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(t) engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to pre-Effective Time periods sales that would otherwise be expected to occur in post-Effective Time periods, in each case outside of the ordinary course of business, consistent with past practices, (ii) any practice which would have the effect of accelerating to pre-Effective Time periods collections of receivables that would otherwise be expected to be made in post-Effective Time periods, or (iii) any practice which would have the effect of postponing to post-Effective Time periods payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in pre-Effective Time periods;

(u) agree, in writing or otherwise, to take any action which would in any material respect impede or delay the ability of the parties hereto to satisfy any of the conditions to the Merger set forth in this Agreement; or

(v) announce an intention, enter into any agreement or otherwise make a commitment to take any of the foregoing actions.

SECTION 5.2 No Solicitation; Other Offers; Etc.

(a) The Company shall, and shall cause its Subsidiaries to, and shall instruct and cause its and its Subsidiaries’ respective directors, officers and employees and its investment bankers, financial advisors, attorneys and other advisors or representatives (collectively, “Representatives”) to, cease any solicitations, discussions, and negotiations that may be ongoing as of the date of this Agreement with any Person with respect to a Takeover Proposal and, except as permitted by Section 5.2(b), the Company shall not modify, waive, amend or release any standstill, confidentiality or similar agreements entered into with prospective purchasers of the Company prior to the date of this Agreement and the Company shall request the prompt return or destruction of all Confidential Information previously furnished to any such Person in connection therewith.  Except as permitted by Section 5.2(b): (i) the Company and its Subsidiaries shall not, and shall not authorize or (to the extent within the control of the Company) permit their Representatives to, directly or indirectly, (A) solicit, facilitate, initiate or encourage any inquiries regarding any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) furnish to any Person any Company information or data (or provide any Person with access to its properties, books, assets or personnel) in furtherance of any Takeover

Annex A - 40

Proposal, (C) have any discussions or participate in any negotiations with any third party regarding any Takeover Proposal, or (D) approve or recommend any Takeover Proposal, enter into any agreement-in-principle, letter of intent, merger, acquisition or similar agreement with respect to a Takeover Proposal (each, a “Company Acquisition Agreement”) (or resolve to or publicly propose any of the foregoing), and (ii) the board of directors of the Company shall not (A) fail to make, withdraw or modify, in a manner adverse to Parent, the recommendation by the board of directors of the Company that the shareholders of the Company adopt this Agreement (the “Company Recommendation”), (B) publicly approve or recommend to the shareholders of the Company a Takeover Proposal or (C) fail to recommend against, or take a neutral position with respect to, a tender or exchange offer related to a Takeover Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act (any action described in this clause (ii) being referred to as a “Company Adverse Recommendation Change”).

(b) Notwithstanding anything to the contrary, if prior to obtaining the Company Shareholder Approval, a Takeover Proposal has been received and not withdrawn and the board of directors of the Company determines in good faith (after receiving the advice of its outside counsel) that there is a reasonable likelihood that failure to take such action would result in the board of directors of the Company breaching its fiduciary duties to the shareholders of the Company under applicable Law, then (i) the Company shall be permitted to, after providing at least forty-eight (48) hours advance notice to Parent, (A) furnish information or data with respect to the Company and any of its Subsidiaries (or provide access to its properties, books, assets or personnel) to the Person making such Takeover Proposal or its representatives, pursuant to an Acceptable Confidentiality Agreement, and (B) participate in discussions or negotiations with such Person and its representatives, and (ii) if the board of directors of the Company determines that such Takeover Proposal is a Superior Proposal and that there is a reasonable likelihood that failure to take any of the following actions would result in the board of directors of the Company breaching its fiduciary duties to the shareholders of the Company under applicable Law, then, subject to Section 7.1(c)(i), (A) the board of directors of the Company may effect a Company Adverse Recommendation Change, (B) the Company may waive, modify, amend or release any standstill or similar provisions with respect to such Superior Proposal and (C) the Company or its Subsidiaries may enter into a Company Acquisition Agreement with respect to such Superior Proposal if the Company shall have concurrently with entering into such Company Acquisition Agreement terminated this Agreement pursuant to Section 7.1(c)(i); provided, that during the four business day advance notice period referred to in Section 7.1(c)(i), the Company shall have negotiated in good faith with Parent and Merger Sub (to the extent Parent and Merger Sub desire to negotiate) to make adjustments to the terms and conditions of this Agreement, and at the end of such four business day period, after taking into account any such adjusted terms as may have been proposed by Parent, the board of directors of the Company has again determined in the manner contemplated by this Section 5.2(b) that the Takeover Proposal is a Superior Proposal.  As used herein, “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into after the date of this Agreement that contains provisions that are not less favorable to the Company than those contained in the Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of this Section 5.2), provided, that such confidentiality agreement shall not include any provision calling for the exclusive right to negotiate with the Company and the Company shall be permitted to concurrently provide (and shall concurrently provide) to Parent all non-public information delivered to such Person that was not previously provided to

Annex A - 41

Parent.  Notwithstanding anything to the contrary, the Company and its Representatives may have communications with any Person making an inquiry or proposal solely in order to notify such Person of the provisions of this Agreement.  The Company may not take any action permitted by this Section 5.2(b) from and after the date that the Company Shareholder Approval is obtained.

(c) The Company shall promptly (and in any case within twenty-four (24) hours following the relevant event) notify Parent (i) upon receipt of each Superior Proposal, which notice shall include a copy of such Superior Proposal, and (ii) upon receipt of any inquiries, proposals, or offers received by, any requests for information from, or any discussions or negotiations sought to be initiated or continued with, the Company, any of the Company’s Subsidiaries or the Representatives concerning any Takeover Proposal or that could reasonably be expected to lead to a Takeover Proposal and disclose the identity of the other party and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials, and (iii) provide Parent with copies of all written materials provided by the Company to such party.  The Company will keep Parent informed on a reasonable and prompt basis (and, in any case, within twenty-four (24) hours following any material development) of the status and details (including amendments) of any Takeover Proposal.  The Company shall promptly, following a determination by the board of directors of the Company that a Takeover Proposal is a Superior Proposal, notify Parent of such determination.

(d) For purposes of this Agreement:

“Superior Proposal” means a bona fide, unsolicited written Takeover Proposal (with all of the 20%’s included in the definition thereof replaced with 90% for purposes of this definition) that the board of directors of the Company determines by a majority vote (after consultation with an outside financial advisor and outside counsel), in its good faith judgment, would, if consummated, result in a transaction that is more favorable to the Company’s shareholders from a financial point of view than the Transactions (after taking into account all factors deemed relevant by the board of directors of the Company, including but not limited to, (i) any break-up fees and expense reimbursement provisions, the third party’s ability to finance the transaction, the nature and extent of any closing conditions, the amount and form of consideration and the proposed timing of the transaction, and (ii) any written proposal by Parent to amend the terms of this Agreement delivered to the Company prior to the termination of this Agreement).

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to any transaction or series of related transactions that constitute the (i) acquisition of assets of the Company and its Subsidiaries (including securities of such Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding Company Common Stock, (iii) tender offer (including a self-tender) or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, reorganization,

Annex A - 42

liquidation, dissolution or similar transaction involving the Company, in each case, other than the Transactions.

(e) Nothing in this Agreement shall prohibit the board of directors of the Company from taking and disclosing to the Company’s shareholders a position with respect to a tender offer by a third party pursuant to Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the board of directors of the Company determines, after consultation with outside counsel, that failure to so disclose such position would reasonably be expected to constitute a violation of applicable Law; provided, that any such disclosure that approves or recommends a Takeover Proposal shall constitute a Company Adverse Recommendation Change.

(f) It is agreed that any violation of the restrictions on the Company set forth in this Section 5.2 by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.2 by the Company.

SECTION 5.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary to comply promptly with all legal requirements that may be imposed on such party with respect to the Transactions and shall promptly cooperate with and furnish information to each other party in connection with any such requirements imposed upon such party or any of its Subsidiaries in connection with the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including the filing required to obtain German Antitrust Approval) and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to be obtained by them to consummate the Transactions, including, without limitation, the landlord consents listed on Section 3.3(c) of the Company Disclosure Schedule.  The Company will cause the Contracts set forth in Section 5.3 of the Company Disclosure Schedule to be terminated effective as of the Effective Time.

(b) In furtherance and not in limitation of the foregoing, if any “fair price,” “business combination” or “control share acquisition” Law or other similar Law becomes applicable to any of the Transactions, the Company and Parent shall each use its reasonable best efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party

Annex A - 43

informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the German Federal Cartel Office (Bundeskartellamt) or any other Governmental Authority, in each case regarding any of the Transactions, and shall furnish the other party with copies of all such communication.  Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.

(d) In furtherance and not in limitation of the covenants of the parties hereto contained in this Section 5.3, (i) each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions, and (ii) Parent agrees to file with the German Federal Cartel Office (Bundeskartellamt) as promptly as reasonably practicable the notification required for the receipt of German Antitrust Approval and the Company agrees to provide Parent as promptly as practicable with such assistance as Parent reasonably requests for the purposes of filing such notification and, if such notification is made, each party agrees to supply as promptly as practicable any additional information and documentary material that may be required or requested by the German Federal Cartel Office (Bundeskartellamt) and use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 5.3 necessary to obtain German Antitrust Approval.  Without limiting any other provision hereof, Parent and the Company shall each use its reasonable best efforts to have vacated or terminated on or before the Termination Date any decree, order or judgment that seeks to restrain, prevent or delay the consummation of the Transactions; provided that neither Parent nor Merger Sub shall be required to make any material monetary expenditure, commence or be a plaintiff in any legal proceeding, or offer or grant any material accommodation (financial or otherwise) to any Person, including any Governmental Authority.  Notwithstanding anything herein to the contrary, none of Parent, the Company or the Surviving Corporation (or any of their subsidiaries or Affiliates) shall in any event be required to hold separate or otherwise agree to any material restrictions on, sell, divest or dispose of any assets or businesses, including any assets or business to be acquired pursuant to this Agreement, in connection with obtaining any approval under any Laws that may be asserted by any U.S. federal, state, local or foreign antitrust or competition Governmental Authority.

(e) Parent and Merger Sub (i) shall not permit any material amendment or material modification to be made to the Equity Commitment Letter, or waive any material provision of, or remedy under, the Equity Commitment Letter, unless such amendment, modification or waiver, as the case may be, shall have been expressly approved in writing by the Company prior thereto, (ii) shall use their reasonable best efforts to comply (and cause their Affiliates to comply) with all obligations, and satisfy all conditions, under the Equity Commitment Letter that are within their control or the control of their Affiliates, and (iii) shall use their reasonable best efforts to obtain and consummate the Equity Financing contemplated thereunder as promptly as practicable (and in any event prior to the Effective Time).

SECTION 5.4 Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company.  Thereafter (and except as otherwise contemplated by Section 5.2),

Annex A - 44

each of the Company and Parent shall consult with the other Person prior to the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions, except any public statement or press release as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release.

SECTION 5.5 Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information, the Company shall afford to Parent, its counsel, financial advisors, auditors and other representatives (including Persons providing financing to Parent in connection with the Transactions and their representatives) reasonable access during normal business hours to the Company’s offices, properties, books, customers, suppliers, employees, Contracts and records and the Company shall furnish promptly to such Persons such information concerning its business, assets and properties as they may reasonably request; provided that Parent and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege, or expose the Company to risk of Liability for disclosure of sensitive or personal information.  Until the Effective Time, the information provided will be subject to the terms of the non-disclosure agreement, dated as of May 19, 2010, between Platinum Equity Advisors, LLC and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent shall not, and shall cause its representatives not to, use such information for any purpose unrelated to the consummation of the Transactions and the Share Purchase Transaction.

SECTION 5.6 Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions, (ii) any notice or other communication received by such party from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, and (iii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions or, in the case of the Company and its Subsidiaries, if pending on the date of this Agreement would have been required to have been disclosed pursuant to any Section of this Agreement.  Parent and the Company shall promptly notify each other of any inaccuracy in any representation or warranty contained in this Agreement or the occurrence or non-occurrence of any fact or event which would reasonably be expected to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.  The Company shall deliver to Merger Sub on the Closing Date a statement as required by Treasury Regulation Section 1.1445-2(c)(3) certifying that no withholding is required under section 1445 of the Code because the Company Common Stock is not a United States real property interest within the meaning of Section 897(c) of the Code.

Annex A - 45

SECTION 5.7 Insurance.

(a) Parent, for a period of six years after the Effective Time, shall, except as otherwise required by any applicable Laws, cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable to each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each an “Indemnitee” and, collectively, the “Indemnitees”) with respect to limitation of Liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

(b) Prior to the Effective Time, the Company shall obtain as of the Effective Time and pay for in full a prepaid “tail” insurance policy substantially on the terms reviewed by Parent prior to the date hereof (including, the cost, scope and coverage thereof), with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred prior to the Effective Time with respect to those directors and officers of the Company and its Subsidiaries who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy.

(c) The provisions of this Section 5.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  The obligations of Parent and the Surviving Corporation under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.7 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7).

(d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.7.

SECTION 5.8 Fees and Expenses.  Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement, the Transactions and the Share Purchase Agreement shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.  The Company shall pay or cause to be paid, as of prior to the Effective Time, all fees and expenses incurred as of the Closing by the Company or any Subsidiary of the Company in connection with this Agreement, the Transactions and the Share Purchase Agreement including, but not limited to, the fees and expenses of all legal counsel to

Annex A - 46

the Company and all of the Company’s financial advisors and brokers (the “Company Transaction Expenses”, it being understood that the Company Transaction Expenses shall not be deemed to include the Option Consideration, the DSA/RSA Consideration or any other arrangements set forth on Section 3.11(f) of the Company Disclosure Schedule or any payments in connection with obtaining the “tail” insurance policy contemplated in Section 5.7(b)).

SECTION 5.9 Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be required to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

SECTION 5.10 Deregistration.  Parent shall use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws to enable the Company’s securities to be de-registered under the Exchange Act as soon as practicable following the Effective Time.

SECTION 5.11 Takeover Statutes.  Each of the parties hereto shall, to the extent permitted by applicable Law, use its reasonable best efforts (a) to take all actions necessary so that no “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to the Transactions and (b) if any such antitakeover or similar statute or regulation becomes applicable to the Transactions, to take all actions necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Transactions.

SECTION 5.12 Company Subsidiaries.  The Company agrees to cause each of its Subsidiaries to comply with the obligations applicable to such Subsidiary under this Agreement.

SECTION 5.13 Employee Matters.

(a) For purposes of vesting, eligibility to participate and levels of benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to employees of the Surviving Corporation and its Subsidiaries (“Company Employees”) after the Effective Time (excluding defined benefit plans and equity and incentive compensation plans and arrangements) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan, policy or arrangement in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.  In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable

Annex A - 47

coverage under a Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, disability, hospital and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time, unless such waiver is not permitted by Law or the insurance carriers for the New Plans (it being understood that Parent shall use its commercially reasonable efforts to obtain such coverage).  Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, unless it is not permitted by Law or the insurance carriers for the New Plans to take such amounts into account (it being understood that Parent shall use its commercially reasonable efforts to obtain such coverage).

(b) No provision of this Agreement shall create any rights in any employee, or any beneficiary or dependents thereof.  No provision in this Agreement shall constitute an amendment to any employee benefit plan, arrangement or agreement.

SECTION 5.14 Contingent Dividend.  As of the date of this Agreement, the board of directors of the Company has declared a dividend in an aggregate amount equal to $64,000,000 (the “Contingent Dividend”), the payment of which the Company shall cause to occur immediately prior to the closing of the Share Purchase Transaction (such payment date, the “Dividend Payment Date”) to holders of record of issued and outstanding shares of Company Common Stock immediately prior to the closing of the Share Purchase Transaction, including without limitation holders of DSAs and RSAs immediately prior to the closing of the Share Purchase Transaction in accordance with the terms of the applicable awards agreements, subject to (x) the satisfaction of all conditions to the closing of the Share Purchase Transaction set forth in the Share Purchase Agreement (other than those conditions that by their natures are to be satisfied at the closing of the Share Purchase Transaction) and the satisfaction of all conditions to Closing set forth in Article VI (other than Section 6.1(d) and Section 6.2(d) and those conditions that by their natures are to be satisfied at the Closing); and (y) the delivery to the board of directors of the Company of a bring-down, dated as of such date, of the solvency opinion by Duff & Phelps, LLC, to the effect that as of the Dividend Payment Date and after giving effect to the Contingent Dividend: (i) the fair valuation and present fair saleable value of the Company’s assets will exceed its liabilities, including all contingent and other liabilities; (ii) the Company will not have an unreasonably small amount of capital for the businesses in which it is engaged or in which Company management has indicated it intends to engage; and (iii) the Company will be able to pay its debts and liabilities, including (A) all Liabilities contingent or otherwise, as they mature and become due, and (B) all debts as they become due in the usual course of the Company’s business (the “Bring-Down Solvency Opinion”).

Annex A - 48

SECTION 5.15 Preparation of the Proxy Statement; Shareholders Meeting.

(a)           As soon as practicable following the date of this Agreement, (i) the Company shall (using its reasonable best efforts) prepare the Proxy Statement, (ii) Parent shall promptly provide to the Company any information relating to Parent or Merger Sub required for inclusion in the Proxy Statement and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company and (iii) the Company shall (using its reasonable best efforts) file the Proxy Statement with the SEC.  The Company shall thereafter use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable after the Proxy Statement is cleared by the SEC.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand.  In the event that the Company receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, Parent shall promptly provide to the Company, upon receipt of notice from the Company, any information relating to Parent or Merger Sub required for inclusion in the response of the Company to such comments or such request and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments or requests of the SEC or its staff with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on such document or response and shall consider in good faith all comments reasonably proposed by Parent and its counsel.

(b)           The Company shall, as soon as practicable following the date that the Proxy Statement is cleared by the SEC, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval.  The Company shall, through its board of directors, recommend to its shareholders adoption of this Agreement.  The Company shall use reasonable best efforts to obtain the Company Shareholder Approval, which efforts shall include the engagement of a reputable nationally-recognized proxy solicitation firm, and shall include in the Proxy Statement that the board of directors of the Company (x) has approved, and declared advisable this Agreement, (y) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its shareholders and (z) recommends that the shareholders of the Company adopt this Agreement and approve the Merger at such Company Shareholders Meeting.  The Company shall provide Parent with such information with respect to the solicitation of the Company Shareholder Approval as Parent may reasonably request.  Furthermore, the Company, after consultation with Parent, shall adjourn or postpone the Company Shareholders Meeting if necessary in order to obtain the Company Shareholder Approval.  Notwithstanding the foregoing, (i) the Company shall have no obligation to do any of the foregoing if there shall have been a Company Adverse Recommendation Change, and (ii) the Company may also adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders.

Annex A - 49

ARTICLE VI

CONDITIONS TO THE MERGER

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) No Law, injunction, judgment, order, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal;

(b) Any applicable waiting period under the German Act against Restraints of Competition (GWB) shall have expired or been terminated;

(c) The Board of Directors of the Company shall have received the Bring-Down Solvency Opinion;

(d) The sale of the Principal Shareholder Shares pursuant to the Share Purchase Agreement (the “Share Purchase Transaction”) shall have been consummated; and

(e) The Company Shareholder Approval shall have been obtained.

SECTION 6.2 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) (i) The representations and warranties of the Company set forth in the Agreement (other than in the first sentence of Section 3.1(a), the second and last sentence of  Section 3.2(a) and Section 3.26) shall be true and correct (individually or in the aggregate), at and as of the Closing Date as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except where failure to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not reasonably be expected to have a Company Material Adverse Effect, and (ii) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), the second and last sentence of  Section 3.2(a) and Section 3.26 (except, in the case of the second sentence of Section 3.2(a), for any de minimis variances and any variances resulting from the exercise of Options after the date hereof) shall be true and correct in all respects at and as of the Closing Date as if made on such date;

(b) The Company shall have performed in all material respects all obligations, agreements or covenants required by this Agreement to be performed or complied with by it prior to the Closing Date;

Annex A - 50

(c) Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied;

(d) The Company shall have paid the Contingent Dividend; and

(e) Except as set forth on Section 3.6(a) of the Company Disclosure Schedule, from and after the date of this Agreement, there shall not have occurred any event, change, or circumstance that has had or would be reasonably likely to have a Company Material Adverse Effect.

SECTION 6.3 Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct in all material respects, at and as of the Closing Date as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct in all material respects as of such date);

(b) Parent and Merger Sub shall have performed in all material respects all obligations, agreements or covenants required by this Agreement to be performed or complied with by them prior to the Closing Date; and

(c) The Company shall have received a certificate signed on behalf of Parent by an officer of Parent to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

SECTION 6.4 Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub shall be entitled to rely on the failure of any condition set forth herein to be satisfied if such failure was primarily due to the failure of any such party to perform any of its obligations under this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by the board of directors of the Company and the board of directors of Parent; or

(b) by either of the Company or Parent:

(i) if any Governmental Authority shall have enacted, promulgated, issued, entered, amended or enforced (A) a Law prohibiting the Share Purchase Transaction or

Annex A - 51

the Merger or making the Share Purchase Transaction or the Merger illegal, or (B) an injunction, judgment, order, decree or ruling, or taken any other action, in each case, permanently enjoining, restraining, preventing or prohibiting the Share Purchase Transaction or the Merger and such injunction, judgment, order, decree or ruling or other action shall have become final and non-appealable (collectively, “Legal Restraint”); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the issuance of such Legal Restraint was primarily due to the failure by such party to perform any of its obligations under this Agreement; or

(ii) if the Merger shall not have been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or, if the Company Shareholders Meeting is adjourned or postponed, at any adjournment or postponement thereof; or

(c) by the Company:

(i) in order to enter into or consummate a transaction pursuant to a Superior Proposal or enter into a definitive Company Acquisition Agreement providing for a Superior Proposal; provided, that the Company may not exercise its right to terminate under this Section 7.1(c)(i) (and may not enter into a binding written agreement providing for any Superior Proposal other than an Acceptable Confidentiality Agreement) unless and until (A) the Company shall have provided Parent (x) prior written notice at least four (4) business days prior to such termination that the board of directors of the Company has authorized and intends to effect the termination of this Agreement pursuant to this Section 7.1(c)(i) and (y) copies of all proposed definitive agreements (including any amendments thereto) supplied by third parties, (B) the board of directors of the Company shall have determined, in good faith and after consultation with its outside legal counsel and financial advisors, that the foregoing Takeover Proposal constituted, at the time of its determination to terminate this Agreement and, at the end of the four (4) business day period referred to in clause (A) above, still constitutes, a Superior Proposal taking into account any changes to this Agreement proposed by Parent in writing, and (C) concurrently with such termination, the Company enters into a Company Acquisition Agreement with respect to such Superior Proposal and the fees due under Section 7.3 are paid to Parent; provided, further, that the Company may only exercise this termination right prior to obtaining the Company Shareholder Approval and if the Company has not materially breached any of its obligations under Section 5.2;

(ii) if (A) the representations and warranties of Parent or Merger Sub set forth in this Agreement shall not be true and correct in all material respects on and as of the date of this Agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), or (B) Parent or Merger Sub shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant

Annex A - 52

required by this Agreement to be performed or complied with by them, which inaccuracy, breach or failure (in each case under clauses (A) and (B)), if able to be cured, has not been cured within 15 days after Parent receives from the Company written notice of such inaccuracy, breach or failure; provided, however, that a failure to pay the Merger Consideration when due pursuant to this Agreement shall not be entitled to such cure period; or

(d) by Parent:

(i) if (A) a Company Adverse Recommendation Change shall have occurred, (B) the board of directors of the Company shall have failed to publicly reaffirm its recommendation of this Agreement within two business days of Parent’s request if such request from Parent is made following the making by any Person of a Takeover Proposal, or (C) after receiving a Takeover Proposal, the Company shall have breached in any material respect its obligations under Section 5.2 with respect to such Takeover Proposal; or

(ii) if there has been a breach by the Company or inaccuracy in any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy has resulted in the conditions set forth in Section 6.2(a) or (b) not being satisfied, which breach or inaccuracy, if able to be cured, has not been cured within 15 days after the Company receives from Parent written notice of such inaccuracy, breach or failure.

SECTION 7.2 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, (a) written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except the last sentence of Section 5.5, Section 5.8, this Section 7.2, Section 7.3 and Article VIII, and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement), and (b) there shall be no Liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except (i) as provided in Section 7.3, and (ii) nothing shall relieve any party from Liability for fraud or any willful breach of this Agreement.

SECTION 7.3 Termination Fees.

(a) In the event that this Agreement is terminated:  (i) by Parent pursuant to Section 7.1(d)(i) or (ii) by the Company pursuant to Section 7.1(c)(i), then, in any such event under clause (i) or (ii) of this Section 7.3(a), the Company shall pay to Parent, by wire transfer, an amount equal to $1,300,000 (the “Company Termination Fee”).  If (x) Parent terminates this Agreement pursuant to Section 7.1(d)(ii) due to an intentional breach by the Company and (y) prior to any such termination, a Takeover Proposal has been made, then the Company shall pay Parent the Company Termination Fee at the closing of the transaction pursuant to the Takeover Proposal; provided, that such closing occurs within 12 months after the termination date.  If Parent shall have terminated this Agreement pursuant to Section 7.1(d)(i), the Company shall pay the Company Termination Fee promptly, but in no event more than two (2) business days after the date of receipt of Parent’s termination notice.  For purposes of this Section 7.3, the term “Takeover Proposal” shall have the meaning assigned to such term in Section 5.2, except that all references therein to 20% shall be deemed to be references to 50%.

Annex A - 53

(b) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iii) and all other conditions set forth in Article VI (excluding Section 6.1(d) and Section 6.2(d)) shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), the Company shall pay to Parent, by wire transfer, an amount which shall not exceed $600,000 and which shall represent reimbursement of documented out-of-pocket costs and expenses (including the costs and expenses of counsel) incurred by Parent and Merger Sub in connection with this Agreement and the Transactions (such amount, the “Expense Reimbursement”).  Such payment shall occur (i) concurrent with termination in the event of any such termination by the Company, or (ii) no later than two (2) business days after the Company’s receipt of Parent’s termination notice in the event of any such termination by Parent.  In addition, if a Takeover Proposal has been made and publicly announced before this Agreement has been voted on by the shareholders of the Company, this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iii), and the Company consummates a transaction pursuant to any Takeover Proposal within 12 months after such termination date, then concurrently with the closing of such transaction, the Company shall pay Parent the Company Termination Fee less any Expense Reimbursement previously paid by the Company.

(c) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of Transactions.  In the event that the Company shall fail to pay the Expense Reimbursement or the Company Termination Fee when due, the Company shall reimburse Parent and Merger Sub for all reasonable costs and expenses actually incurred or accrued by Parent or Merger Sub (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 7.3.  If the Company fails to promptly make any payment required under this Section 7.3 and Parent commences a suit for payment, the Company shall indemnify Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at a rate equal to 300 basis points above the prime rate of Citibank N.A. (or its successors or assigns) in effect on the date the payments was payable hereunder.  In no event shall an amount more than one full Company Termination Fee be payable by the Company pursuant to this Section 7.3.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 No Survival of Representations and Warranties.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.7, 5.8, 5.9, 5.10 and 5.13 that by their terms apply or are to be performed after the Effective Time, and any other agreement in this Agreement which contemplates performance after the Effective Time, shall survive the Effective Time until fully performed in accordance with their terms.  The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Annex A - 54

SECTION 8.2 Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto, by action taken by their respective boards of directors provided, however, that following the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof, which by Law would require further approval by the shareholders of the Company, without such approval.  Parent shall ensure that neither the Share Purchase Agreement nor the Voting Agreement shall be amended, modified or waived in any manner prior to the Effective Time without the prior written consent of the Company and its board of directors.

SECTION 8.3 Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party hereto may, subject to applicable Law, if set forth in writing, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.4 shall be null and void.

SECTION 8.5 Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.  Any facsimile or portable document format copies hereof or signature hereon shall, for all purposes, be deemed originals.

SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.   Except for (a) the right of the Company’s shareholders to receive the aggregate Merger Consideration as and when required under this Agreement, (b) the right of the holders of Options, DSAs and RSAs to receive the Option Consideration and DSA/RSA Consideration, respectively, as and when required under this Agreement, (c) the right of the Company, on behalf of its shareholders and the holders of Options, DSAs or RSAs, as applicable, to collect the aggregate consideration referred to in the preceding clauses (a) and (b) as and when payable

Annex A - 55

under this Agreement and/or to pursue all available remedies in the event of Parent’s or Merger Sub’s breach of this Agreement, which right is hereby acknowledged and agreed by Parent and Merger Sub, and (d) the provisions set forth in Section 5.7, the provisions of this Agreement are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that State, except with respect to the provisions of this Agreement as to which the NJBCA is expressly applicable, which provisions shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any federal or state court located within the Borough of Manhattan of the City, County and State of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

SECTION 8.8 Injunction, Specific Enforcement, Etc.  The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the parties hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of such party hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach any such provisions. The parties hereto acknowledge and agree that each of the other parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such other party is entitled at law or in equity.  Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the party seeking such relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  In the event any party hereto seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such order or injunction.

Annex A - 56

SECTION 8.9 Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally or sent by facsimile (which is confirmed) or by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

c/o Platinum Equity LLC
360 North Crescent Drive, South Building
Beverly Hills, CA 90210
Attention:  Eva Kalawski, General Counsel
Facsimile:  (310) 712-1863

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022
Attention:  Luke P. Iovine III, Esq.
Facsimile:  (212) 230-7649

If to the Company, to:

Ulticom, Inc.
1020 Briggs Road
Mount Laurel, NJ 08054
Attention:  Mark Kissman
Facsimile:  (856) 608-0665

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:  Marita A. Makinen, Esq.
Facsimile:  (212) 310-8007

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.10 Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any

Annex A - 57

term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.11 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.  For purposes of clarity, executive officers and directors of a Person shall be deemed Affiliates of such Person.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Common Stock” shall mean common stock of the Company.

“Company Intellectual Property” shall mean Intellectual Property owned by the Company or any of its Subsidiaries.

“Company IP Agreements” shall mean (i) licenses of Intellectual Property by the Company or any of its Subsidiaries to any third party, (ii) licenses of Intellectual Property by any third party to the Company or any of its Subsidiaries, (iii) agreements between the Company or any of its Subsidiaries, on the one hand, and any third party, on the other hand,  relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet websites, and (iv) consents, settlements, decrees, orders, injunctions, judgments, or rulings governing the use, validity, or enforceability of Company Intellectual Property, in each case, other than commercially available off-the-shelf computer software (excluding Open Source Software) licensed pursuant to shrink-wrap or click-wrap licenses.

“Company Material Adverse Effect” shall mean a change, event or occurrence which has (1) had or would reasonably be expected to have a material adverse effect on the assets, business, operations, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (2) materially impaired, prevented or delayed the ability of the Company to consummate the Merger and the other transactions to be performed or consummated by the Company pursuant to this Agreement.  Notwithstanding the foregoing, none of the following changes, events, occurrences or effects shall constitute or be taken into account in determining whether there has been, or whether there would reasonably be expected to be, a Company Material Adverse Effect: (a) those generally affecting (i) the industries in which the Company and its Subsidiaries conduct business, or (ii) the economy, or financial or capital markets, in the United States or elsewhere in the world in locations where the Company has

Annex A - 58

material operations or sales, including changes in interest or exchange rates or commodities prices, (b) those arising out of, resulting from or attributable to (A) changes in Law or changes in general legal, regulatory or political conditions, (B) changes in generally accepted accounting principles or in accounting standards, (C) the negotiation, execution, announcement or performance of this Agreement, the Voting Agreement, the Share Purchase Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or (D) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, or (c) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections.

“Company Products” shall mean Company Software, products or services material to the business of the Company and its Subsidiaries (i) marketed, licensed, sold or otherwise distributed by the Company or its Subsidiaries in the past three (3) years, or (ii) currently under development by the Company or its Subsidiaries.

“Company Software” shall mean all Software owned by or licensed to the Company or its Subsidiaries and (i) material to the operation of the business of the Company and its Subsidiaries, or (ii) distributed, sold, licensed, or marketed by the Company or its Subsidiaries, including Software embedded in Company Products and Software bundled with other Software of the Company.

“Company Stock Plans” shall mean the following plans, as amended through the date of this Agreement: (i) the Company’s 1998 Stock Incentive Compensation Plan; (ii) the Company’s 2005 Stock Incentive Compensation Plan; and (iii) the Company’s 2010 Stock Incentive Compensation Plan.

“Confidential Information” shall mean any information which is proprietary in nature and non-public or confidential, in whole or in part; provided, however, that Confidential Information does not include any information in the possession of the receiving party (a) that is independently developed by such party, (b) is learned from a third party not under any duty of confidence to the disclosing party, or (c) becomes part of the public domain through no fault of the receiving party.

“Environmental Law” shall mean any federal, state or local statute, law, regulation or other legal requirement relating to pollution or, the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the exposure of any individual to Materials of Environmental Concern, including any Law relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act, 42 USC §9601 et seq.; the Resource Conservation and Recovery Act, 42 USC §6901 et seq.; the Federal Water Pollution Control Act, 33 USC §1251 et seq.; the Toxic Substances Control Act, 15 USC §2601 et seq.; the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water Act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and the

Annex A - 59

Community Right-to-Know Act of 1986, 42 USC §1101 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as amended by the Site Remediation Reform Act, N.J.S.A. 58:10C-1 et seq., any state or local counterparts or equivalents and the regulations promulgated thereunder, in each case as amended from time to time.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company is, or has within the past six (6) years been, deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, regulatory, tax or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Income Tax” shall mean all federal, state, local or foreign Taxes based upon or measured by gross or net receipts or gross or net income (including franchise taxes, minimum taxes, and alternative minimum taxes), together with all interest, penalties, fines, additions to Tax or additional amounts imposed by any Governmental Authority in connection therewith.

“Income Tax Return” shall mean any Tax Return with respect to Income Tax.

“Intellectual Property” shall mean, collectively, in any jurisdiction throughout the world: (i) Marks, trade dress, logos, trade names, corporate names, slogans and Internet domain names together with all goodwill associated with each of the foregoing; (ii) copyrights and copyrightable works; (iii) patents and patent applications; (iv) trade secrets and confidential or proprietary know-how, business methods, manufacturing processes, technology, compositions, inventions (whether or not patentable), customer and supplier lists, technical information, technical data, manufacturing and production processes and techniques, research and development information, financial, business and marketing plans, marketing and business data, pricing and cost information, customer and supplier lists, and all rights in any jurisdiction to limit the use or disclosure thereof; and (v) registrations and applications for any of the foregoing.

“Knowledge” shall mean, in the case of the Company, the actual knowledge after due inquiry, as of the date of this Agreement, of the individuals listed in Section 8.11 of the Company Disclosure Schedule.

“Liabilities” means all debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Law, action or governmental order or those arising under any Contract.

Annex A - 60

“Licensed Intellectual Property” means Intellectual Property licensed to the Company or any of its Subsidiaries pursuant to a Company IP Agreement.

“Liens” shall mean, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“Open Source Software” shall mean Software or other Intellectual Property owned by or licensed to Company or any of its Subsidiaries that (i) is distributed as or that contains, or is derived in any manner (in whole or in part) from, any Intellectual Property that is distributed as free software, open source software or similar licensing or distribution models, or (ii) requires as a condition of use, modification and/or distribution of such Intellectual Property that other Intellectual Property distributed with such Intellectual Property owned or licensed by Company or any of its Subsidiaries (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge. “Open Source Software” includes Intellectual Property licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) the Apache Software Foundation License, (B) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (C) The Artistic License (e.g., PERL), (D) the Mozilla Public License, (E) the Netscape Public License, (F) the Sun Community Source License (SCSL), (G) the Sun Industry Standards License (SISL), or (H) any license or distribution agreement or arrangement now listed as open source licenses on www.opensource.org or any successor Web site thereof.

“Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

“Permitted Liens” means: (i) Liens that relate to Taxes imposed upon the Company or any of its Affiliates that are not yet due and payable and (ii) Liens imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Software” means computer software, programs, and databases in any form, including websites, website content, member or user lists and information associated therewith,

Annex A - 61

links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, links, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements, and modifications thereto, and all related documentation, developer notes, comments, and annotations.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Taxes” shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments of a similar nature to any of the foregoing, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, escheat, unclaimed property, property and estimated taxes, together with all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection therewith.

“Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document filed or required to be filed with any Governmental Authority with respect to Taxes, including any attachments, amendments and supplements thereto.

“Termination Date” shall mean February 14, 2011.

“Title IV Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code (including any “multiemployer plan” as defined in Section 3(37) of ERISA).

“Transactions” refers collectively to the transactions contemplated by this Agreement, including the Merger, but not including the Share Purchase Transaction.

“WARN” means the federal Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. (1988) and any similar foreign, state or local “mass layoff” or “plant closing” laws.

The following terms are defined on the page of this Agreement set forth after such term below:

Acceptable Confidentiality Agreement	37	Bankruptcy and Equity Exception	8
Agreement	1	Bring-Down Solvency Opinion	44
Balance Sheet	11	Certificate of Merger	2
Balance Sheet Date	11	Certificates	4

Annex A - 62

Closing	2	Latest Schedule 14A	12
Closing Date	2	Laws	13
COBRA	16	Leased Real Property	27
Code	5	Legal Restraint	48
Company	1	Major Customer	23
Company Acquisition Agreement	37	Major Customer Contract	23
Company Adverse Recommendation Change	37	Major Supplier	23
Company Charter Documents	7	Mark	18
Company Disclosure Schedule	7	Material Contract	22
Company Employees	43	Merger	1
Company Group	15	Merger Consideration	3
Company IT Systems	20	Merger Sub	1
Company Material Contract	22	NASDAQ	12
Company Plan	15	New Plans	43
Company Recommendation	37	NJBCA	1
Company SEC Documents	10	Old Plans	44
Company Shareholder Approval	9	Option	5
Company Shareholders Meeting	45	Option Consideration	57
Company Termination Fee	49	Parent	1
Company Transaction Expenses	43	Parent Obligations	32
Confidentiality Agreement	41	Paying Agent	3
Contingent Dividend	44	Permits	14
Contract	9	Plan	15
Dividend Payment Date	44	Platinum	32
DSA	6	Policies	27
DSA/RSA Consideration	6	Principal Shareholder	1
Effective Time	2	Principal Shareholder Shares	1
EGTRRA	16	Proxy Statement	9
Equity Commitment Letter	32	Representatives	36
Equity Financing	32	RSA	6
ERISA	15	Sarbanes-Oxley Act	11
Expense Reimbursement	50	Securities Act	10
FCPA	28	Share Purchase Agreement	1
Filed Company SEC Documents	13	Share Purchase Transaction	46
Foreign Governmental Plan	15	Shares	3
Foreign Plan	16	Superior Proposal	38
German Antitrust Approval	10	Surviving Corporation	1
Indemnitee	42	Takeover Proposal	38
Latest 10-K	7	Undesignated Stock	7
		Voting Agreement	1

SECTION 8.12 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Schedule or Exhibit, such reference shall be to an Article of, a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings

Annex A - 63

contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signature page follows]

Annex A - 64

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

UTAH INTERMEDIATE HOLDING CORPORATION

By:	/s/ Eva M. Kalawski
	Name:	Eva M. Kalawski
	Title:	Vice President and Secretary

UTAH MERGER CORPORATION

By:	/s/ Eva M. Kalawski
	Name:	Eva M. Kalawski
	Title:	Vice President and Secretary

ULTICOM, INC.

By:	/s/ Shawn K. Osborne
	Name:	Shawn K. Osborne
	Title:	President and CEO

[Signature page to Agreement and Plan of Merger]

Annex A - 65